Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

among

MORGAN STANLEY BANK, N.A.

as Buyer

and

MS LOAN NT-I, LLC, MS LOAN NT-II, LLC, CLNC CREDIT 1, LLC, CLNC CREDIT 2, LLC CLNC CREDIT 1UK, LLC and CLNC CREDIT 1EU, LLC

collectively, as Seller

April 23, 2019

SCHEDULES

SCHEDULE 1	Maximum Purchase Percentage

SCHEDULE 2	Purchased Asset Information

SCHEDULE 3	Prohibited Transferees

EXHIBITS

EXHIBIT I	Form of Confirmation

EXHIBIT II-1	Form of Power of Attorney to Buyer

EXHIBIT II-2	Form of Power of Attorney to Seller

EXHIBIT III-1	Representations and Warranties Regarding each Purchased Asset that is a Mortgage Loan

EXHIBIT III-2	Representations and Warranties Regarding each Purchased Asset that is a Mezzanine Loan

EXHIBIT IV	Form of Bailee Agreement

EXHIBIT V	Authorized Representatives of Seller

EXHIBIT VI	Form of Undertaking Letter

ANNEXES

ANNEX I	Names and Addresses for Communications Between Parties

ANNEX II	Wiring Instructions

ii

SECOND AMENDED AND RESTATED MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

This Second Amended and Restated Master Repurchase and Securities Contract Agreement (this “Agreement”) is dated as of April 23, 2019 and is made by and among MORGAN STANLEY BANK, N.A., as buyer (“Buyer”) and MS LOAN NT-I, LLC, a Delaware limited liability company (“NT-I”), MS LOAN NT-II, LLC, a Delaware limited liability company (“NT-II”), CLNC CREDIT 1, LLC, a Delaware limited liability company (“Credit 1”), CLNC CREDIT 2, LLC, a Delaware limited liability company (“Credit 2”), CLNC CREDIT 1UK, LLC, a Delaware limited liability company (“UK Seller”), and CLNC CREDIT 1EU, LLC, a Delaware limited liability company (“EU Seller”, and together with NT-I, NT-II, Credit 1, Credit 2 and UK Seller, individually or collectively, as the context may require, “Seller”).

WHEREAS, NT-II, as seller, and Buyer, as buyer, entered into that certain Master Repurchase and Securities Contract Agreement (as amended to the date hereof, the “NT-II MRA”) as of June 5, 2015;

WHEREAS, NT-I, as seller, and Buyer, as buyer, entered into that certain Master Repurchase and Securities Contract Agreement (as amended to the date hereof, the “NT-I MRA”) as of October 13, 2015; and

WHEREAS, pursuant to that certain Amended and Restated Master Repurchase and Securities Contract Agreement (the “First A&R MRA”), dated as of April 20, 2018 (the “Original Closing Date”), NT-I, NT-II and Buyer amended, restated and consolidated the NT-I MRA and the NT-II MRA, and each of Credit 1 and Credit 2 joined the First A&R MRA as a Seller;

WHEREAS, NT-I, NT-II, Credit 1, Credit 2 and Buyer desire to amend and restate the First A&R MRA pursuant to the terms of this Agreement, and each of UK Seller and EU Seller desire to join this Agreement as a Seller;

NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Assets, on a servicing-released basis, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Assets at a date certain (or such earlier date, in accordance with the terms hereof), against the transfer of funds by Seller to Buyer. Each such transaction involving the transfer of an Eligible Asset from Seller to Buyer shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS

Capitalized terms in this Agreement shall have the respective meanings set forth below:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“AB Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior and subordinate Mortgage Notes.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Acceptable Attorney”: (i) Ropes & Gray LLP, (ii) a firm of solicitors regulated by the Solicitors Regulation Authority (with respect to any Foreign Purchased Asset secured by Mortgaged Property located in England) reasonably acceptable to Buyer or (iii) any other attorney-at-law or law firm reasonably acceptable to Buyer and as identified to the Custodian in the Purchased Asset File Checklist, or notary (if required in the relevant jurisdiction) that has, in the case of each of (i), (ii) and (iii) herein, delivered at Seller’s request a Bailee Agreement or Undertaking Letter, as applicable.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, administration or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, administration or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding or otherwise in writing of the inability of such Person to pay its debts or discharge its financial obligations generally as they become due or mature, (g) the failure by such Person generally to pay its debts as they become due, (h) the taking of any action by any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of a material portion of the business of such Person, or (i) the taking of action by such Person in furtherance of any of the foregoing.

“Affiliate” shall mean, (a) when used with respect to Seller, Guarantor or Sponsor, each of Manager, Sponsor or Sponsor’s Subsidiaries or (b) when used with respect to any other specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Affiliated Hedge Counterparty” shall mean Morgan Stanley Bank, N.A., or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with Seller.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets outstanding as of such date (calculated, with respect to any Foreign Purchased Assets, based on the Aggregate Foreign Asset Repurchase Price).

“Aggregate Foreign Asset Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Foreign Purchased Assets outstanding as of such date (calculated based on the Purchase Date Dollar Equivalent of the Repurchase Prices for such Foreign Purchased Assets).

“Agreement” shall have the meaning specified in the introductory paragraph hereto.

“ALR Equivalent” shall have the meaning specified in Exhibit III-1(9).

“Annual Fee” shall have the meaning specified in the Fee Letter.

“Applicable Currency” means U.S. Dollars, Pounds Sterling, Euro or such other currency permitted by Buyer, in its sole discretion, as applicable.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed Independent Appraiser approved by Buyer in its reasonable discretion, in accordance with (i) with respect to U.S. Purchased Assets, the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and (ii) with respect to Foreign Purchased Assets, RICS or its equivalent in any applicable jurisdiction, in each case, utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Asset, the product of (a) its then current Market Value, multiplied by (b) the Maximum Purchase Percentage applicable to such Purchased Asset as set forth in the related Confirmation (calculated, with respect to any Foreign Purchased Asset, based on the Purchase Date Dollar Equivalent of the applicable Market Value).

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“Available Borrowing Capacity” means, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by the Guarantor and its Subsidiaries under any credit facilities (excluding repurchase agreements or note on note facilities), but with respect to any such credit facility, solely to the extent that such available borrowing capacity is committed by the related lender.

“Bailee” shall mean an Acceptable Attorney or any such third party as Buyer and Seller shall mutually approve in their sole discretion.

“Bailee Agreement” shall mean a Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit IV hereto or as otherwise agreed to by Buyer and Seller.

“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified or replaced from time to time.

“Business Day” shall mean

(a) for all purposes other than as covered by clauses (b), (c), (d) and (e) below, any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or Buyer (or, as it relates to a specific Foreign Purchased Asset, commercial banks in the relevant non-U.S. jurisdiction in which the Mortgaged Property securing the related Foreign Purchased Asset is located or whose law governs the applicable Purchased Asset Documents), are authorized or obligated by law or executive order to be closed,

(b) with respect to any Pricing Rate Reset Date, a day on which banks are open for dealing in foreign currency and exchange in London,

(c) with respect to all Remittance Dates, Repurchase Dates, notices and determinations in connection with, and payments of Price Differential and the Repurchase Price with respect to a specific U.S. Purchased Asset, any day which is (i) a Business Day described in clause (a) and (ii) not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the United States of America or any territory thereof,

(d) with respect to all Remittance Dates, Repurchase Dates, notices an determinations in connection with, and payments of Price Differential and the Repurchase Price with respect to a specific GBP Purchased Asset, any day which is (i) a Business Day described in clause (a) and (ii) not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, and

(e) with respect to all Remittance Dates, Repurchase Dates, notices and determinations in connection with, and payments of Price Differential and the Repurchase Price with respect to a specific EUR Purchased Asset, any day which is (i) a Business Day described in clause (a) and (ii) not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the principal financial center of the relevant non-U.S. jurisdiction in which the Mortgaged Property securing such EUR Purchased Asset is located or whose law governs the applicable Purchased Asset Documents.

“Buyer” shall have the meaning specified in the introductory paragraph hereto.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or share capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Equivalents” means, as of any date of determination (i) marketable securities (a) issued or the principal and interest of which are directly and unconditionally guaranteed by the United States or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case with respect to clauses (i) and (ii) which mature within ninety (90) days after such date of determination.

“Cause” shall mean, with respect to an Independent Director, any of the following: (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (ii) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meets the definition of “Independent Director” in Section 2 of this Agreement.

“Change of Control” shall mean any of the following events shall have occurred without the prior written approval of Buyer: at any time: (i) prior to an internalization of management by Guarantor, Manager or any Affiliate thereof (as replacement manager) shall cease to be the manager or advisor of Guarantor; (ii) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) (other than Affiliates of Sponsor) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 49% or more of the total voting power of all classes of ownership interests of Guarantor, Sponsor or Manager, entitled to vote generally in the election of the directors (or the applicable equivalent) of any such Person; (iii) Sponsor shall cease to own, of record and beneficially, directly or indirectly 51% or more of the ownership interests of Guarantor and Control Guarantor; (iv) Guarantor shall cease to own, of record and beneficially, directly or indirectly, 100% or more of the ownership interests of Seller and Control Seller; (v) prior to an internalization of management by Guarantor, CLNS shall cease to Control Manager or any Affiliate thereof (as replacement manager); or (vi) the first day on which a majority of the members of the board of directors of the Sponsor are not Continuing Directors. Notwithstanding the foregoing, Buyer shall not be deemed to approve or to have approved any internalization of management by Sponsor or Guarantor as a result of this definition or any other provision herein, other than to the extent approved pursuant to Section 12(t) of this Agreement.

“CLNS” shall mean Colony NorthStar, Inc., a Maryland corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean, (x) with respect to any Remittance Date in any month for U.S. Purchased Assets, the period beginning on the Remittance Date for U.S. Purchased Assets in the preceding month to and including the calendar day immediately preceding such Remittance Date and (y) with respect to any Remittance Date for Foreign Purchased Assets, the period beginning on the Remittance Date for Foreign Purchased Assets in the preceding three-month period to and including the calendar day immediately preceding such Remittance Date.

“Colony” shall mean, Colony Capital Operating Company, LLC, a Delaware limited liability company.

“Concentration Limit” shall mean, with respect to any New Asset, (a) the original Purchase Price (calculated based on the Purchase Date Dollar Equivalent for a Foreign Purchased Asset) of such New Asset does not exceed 40% of the Facility Amount and (b) after giving effect to the purchase of such New Asset, the aggregate Purchase Price (calculated based on the Purchase Date Dollar Equivalent for Foreign Purchased Assets) of Purchased Assets secured by hospitality properties shall not exceed 40% of the Facility Amount.

“Confirmation” shall have the meaning specified in Section 3(d) of this Agreement.

“Consolidated EBITDA” means, with respect to any Person for any period, Core Earnings plus an amount which, in the determination of Core Earnings for such period, has been deducted (and not added back) for, without duplication, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income of such Person and its Consolidated Subsidiaries (provided that Consolidated EBITDA shall, solely with respect to the Consolidated EBITDA attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount), and (iii) preferred dividends.

“Consolidated Group Pro Rata Share” means, with respect to any Non Wholly-Owned Consolidated Affiliate, the percentage interest held by the Guarantor and its Wholly Owned Subsidiaries, in the aggregate, in such Non Wholly-Owned Consolidated Affiliate determined by calculating the percentage of Capital Stock of such Non Wholly-Owned Consolidated Affiliate owned by the Guarantor and its Wholly Owned Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that Consolidated Interest Expense shall, with respect to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the total cash interest expense (determined in accordance with GAAP) of such Non Wholly-Owned Consolidated Affiliate for such period.

“Consolidated Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of (a) Consolidated Total Debt on such day to (b) Total Asset Value as of such date.

“Consolidated Subsidiaries” means, with respect to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP.

“Consolidated Tangible Net Worth” means, for any Person on any date of determination, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Consolidated Subsidiaries under stockholders’ equity at such date plus (i) accumulated depreciation and (ii) amortization of real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate, in each case, of such Person and its Consolidated Subsidiaries on such date (provided that the amounts described in the foregoing clauses (i) and (ii) shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount) minus the Intangible Assets of such Person and its Consolidated Subsidiaries on such date (provided that any such amount deducted with respect to deferred financing costs shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount).

“Consolidated Total Debt” means, with respect to any Person on any date of determination, the aggregate principal amount of all Indebtedness of the such Person and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall (i) exclude any Indebtedness attributable to a Specified GAAP Reportable B Loan Transaction, (ii) exclude all Permitted Non-Recourse CLO Indebtedness and (iii) solely with respect to the Indebtedness of any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such Indebtedness.

“Continuing Directors” means, as of any date of determination, any member of the board of directors who (i) was a member of the board of directors of Sponsor on January 31, 2018, or (ii) directors whose election or nomination was approved by individuals referred to in the foregoing clause (i) constituting at the time of such election or nomination at least a majority of the board of directors, or (iii) directors whose election or nomination was approved by individuals referred to in the foregoing clauses (i) and/or (ii) constituting at the time of such election or nomination at least a majority of the board of directors.

“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” and “under common Control” have correlative meanings.

“Controlled Account” shall have the meaning specified in Section 5(a) of this Agreement.

“Controlled Account Agreement” shall mean, individually or collectively as the context may require, each controlled account agreement executed by Buyer, Seller and Depository Bank (and any successor thereto or replacement thereof executed by Buyer, Seller and Depository Bank) with respect to the Controlled Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Core Earnings” means, with respect to any Person for any period, net income determined in accordance with GAAP of such Person and its consolidated subsidiaries and excluding (but only to the extent included in determining net income for such period) (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Sponsor and the offering in connection therewith, including the initial underwriting discounts and commissions, (iii) acquisition costs from successful acquisitions (other than acquisitions made in the ordinary course of business), (iv) real property depreciation and amortization, (v) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, (vi) extraordinary or non-recurring gains or losses and (vii) one-time expenses, charges or gains relating to changes in GAAP; provided that Core Earnings shall, solely with respect to the Core Earnings attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount.

“Custodial Agreement” shall mean the Second Amended and Restated Custodial Agreement, dated as of the date hereof, entered into by and among Custodian, Seller and Buyer, as the same may be amended, supplemented or otherwise modified from time to time. “Custodian” shall mean Wells Fargo Bank, N.A., or any successor custodian appointed by Buyer and reasonably acceptable to Seller, or appointed by Buyer in Buyer’s sole discretion during the continuance of an Event of Default.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“Debt Yield Ratio” shall mean, with respect to any Eligible Property directly or indirectly securing a New Asset, the quotient (expressed as a percentage) of (i) net operating income for the trailing 12-month period for the most recently ended fiscal quarter, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Eligible Property that is senior to or pari passu with such New Asset (calculated in the Applicable Currency relevant to such Eligible Property).

“Default” shall mean any event that, with the giving of notice, the passage of the applicable cure period, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset as to which (i) there is a material breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit III attached hereto (without regard to any knowledge qualifier therein) other than permitted exceptions in the applicable Exception Report, (ii) a default has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Asset Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Asset Documents, (iii) the occurrence and continuance of any other material non-monetary “event of default” as defined under the related Purchased Asset Documents, (iv) to the extent that the related Transaction is deemed to be a loan under federal, state or the local law of the applicable jurisdiction, Buyer ceases to have a first priority perfected security interest in the related Purchased Asset, (v) a Significant Modification has been made without the consent of Buyer pursuant to this Agreement, (vi) the related Purchased Asset File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement or (vii) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other person having an interest in such Purchased Asset or any related Mortgaged Property and such person acts as the “lead lender,” “administrative agent,” “payment agent” or in any similar role, including, without limitation, if such person collects payments or administers such Purchased Asset.

“Depository Bank” shall mean Wells Fargo Bank, N.A., or any successor depository bank appointed by Buyer and reasonably acceptable to Seller, or appointed by Buyer in Buyer’s sole discretion during the continuance of an Event of Default.

“Diligence Fees” shall mean fees, costs and expenses payable by Seller to Buyer in respect of Buyer’s reasonable, out-of-pocket fees, costs and expenses (other than legal expenses) incurred in connection with its review of the Diligence Materials hereunder and Buyer’s continuing due diligence reviews of Purchased Assets pursuant to Section 21 or otherwise hereunder; provided, however, that, so long as no Event of Default is continuing, such fees, costs and expenses (other than the cost of appraisals and legal expenses) of Buyer shall not exceed $10,000 per annum without the prior written consent of Seller.

“Diligence Materials” shall mean, with respect to any New Asset, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Disclosing Party” shall have the meaning specified in Section 27(a) hereof.

“Dollar Equivalent” shall mean, as of any date of determination, with respect to any amount in Euros or Pounds Sterling (or any other non-U.S. Dollar currency approved by Buyer in its sole discretion), the equivalent amount in U.S. Dollars, based on the Spot Rate. “Dollar Income” has the meaning set forth in Section 5(b)(i).

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value”, or any other form of draft appraisal reasonably acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(h) of this Agreement.

“Eligible Assets” shall mean loan assets which, as of the related Purchase Date, are either (i) performing Mortgage Loans or Participation Interests denominated in an Applicable Currency, or Mezzanine Loans denominated in U.S. Dollars (provided that such Mezzanine Loan was originated in connection with a Mortgage Loan that is an Eligible Asset and that Seller is simultaneously pledging to Buyer hereunder) (A) acceptable to Buyer in the exercise of its sole good faith discretion as evidenced by Buyer’s delivery of an executed Confirmation, (B) secured directly by one or more Eligible Properties, (C) which have a term equal to or less than ten (10) years (assuming exercise of all extension options), (D) as to which the applicable representations and warranties set forth in Exhibit III are true and correct as of the applicable Purchase Date unless otherwise disclosed in the Exception Report delivered to Buyer on or prior to such Purchase Date, (E) that do not require any Hedging Transaction or have a Hedging Transaction acceptable to Buyer in Buyer’s sole good faith discretion, (F) that have a maximum LTV not in excess of 80% (calculated in the Applicable Currency of such loan asset), (G) that have an original principal balance of not less than $5,000,000 (or the equivalent thereof in the Applicable Currency at the applicable Spot Rate), (H) that is not a Defaulted Asset and (I) that are not subject to restrictions on transfer of lender’s interest therein (other than customary “qualified transferee” requirements) and (ii) such other commercial mortgage loan debt instruments acceptable to Buyer in Buyer’s sole good faith discretion; in each case, acceptable to Buyer in Buyer’s sole good faith discretion on a case-by-case basis as evidenced by Buyer’s delivery of an executed Confirmation.

“Eligible Property” shall mean a property that is (i) a multifamily, office, retail, industrial, hospitality, self-storage, such other property type acceptable to Buyer in the exercise of its sole discretion or any combination thereof and (ii) located in the United Sates (or any territory thereof) or in a Permitted Foreign Jurisdiction.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in (i) Section 414(b) or (c) of the Code or Section 4001(b) of ERISA of which Seller is a member at any relevant time or (ii) solely for purposes of the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“EURIBOR” shall mean, for any Pricing Period with respect to a EUR Purchased Asset, the per annum rate for deposits in Euros for a three month period that appears on Reuters Screen EURIBOR01 Page (or the successor thereto) as of 11:00 a.m., Brussels time, on the related Pricing Rate Reset Date.

“EURIBOR Alternate Index” shall mean an alternative published index selected by Buyer (in non-binding consultation with Seller) to be used in calculating the Pricing Rate, which such alternative index will be (a) then currently commonly used in making determinations of the interest rate as an alternative to EURIBOR for sellers under similar repurchase agreements with Buyer and (b) publicly recognized by the International Swaps and Derivatives Association (or any successor organization) as an alternative to EURIBOR, which the parties hereto acknowledge and agree may be an index that does not yet exist and/or is not commonly being used as of the date of this Agreement; provided, that in no event shall such EURIBOR Alternate Index be less than zero percent.

“EURIBOR Alternate Rate” shall mean, with respect to each Collection Period, the per annum rate of interest of the EURIBOR Alternate Index, determined as of the date of determination immediately preceding the commencement of such Collection Period.

“EURIBOR Alternate Rate Determination” shall have the meaning specified in Section 3(k).

“EURIBOR Alternate Rate Spread” shall mean, if the Pricing Rate has been converted to the EURIBOR Alternate Rate pursuant to Section 3(k) hereof, the difference (expressed as the number of basis points) between (a) EURIBOR plus the Applicable Spread on the date for which EURIBOR was last applicable to the outstanding Transactions prior to such conversion and (b) the EURIBOR Alternate Rate on the date for which EURIBOR was last applicable to the outstanding Transactions prior to such conversion; provided, however, that if such difference is a negative number, then the EURIBOR Alternate Rate Spread shall be zero.

“EURIBOR Alternate Rate Transaction” shall mean, with respect to any Pricing Period or (other applicable period), any Transaction with respect to which the Pricing Rate for such Pricing Period (or other applicable period) is determined with reference to the EURIBOR Alternate Rate.

“EURIBOR Rate” shall mean, as of any date of determination, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

            EURIBOR

1.00 - EURIBOR Rate Reserve Percentage

“EURIBOR Rate Reserve Percentage” shall mean, with respect to any date of determination, the reserve percentage (expressed as a decimal fraction) applicable two (2) Business Days before such date under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including any category of liabilities that includes deposits by reference to which the interest rate on Transactions is determined having a term comparable to the applicable Collection Period.

“EURIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the EURIBOR Rate.

“Euro Income” has the meaning set forth in Section 5(b)(ii).

“European Insolvency Regulation” shall mean Section 3(1) of the European Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings.

“Euros” and “€” shall mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), Euro and € shall, for the avoidance of doubt, mean for all purposes of this Agreement the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“EUR Controlled Account” shall mean the Controlled Account for EUR Purchased Assets.

“EUR Controlled Account Agreement” shall mean the Controlled Account Agreement for the EUR Controlled Account.

“EUR Purchased Asset” shall mean a Foreign Purchased Asset for which the Applicable Currency is Euros.

“EUR Servicer Acknowledgment” shall have the meaning specified in the definition of “Servicer Acknowledgement”.

“EUR Servicing Agreement” shall have the meaning specified in the definition of “Servicing Agreement”.

“Event of Default” shall have the meaning specified in Section 14(a).

“Exception Report” shall have the meaning specified in Section 3(c)(viii).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) withholding

Taxes imposed on amounts payable to or for the account of Buyer or an assignee pursuant to a law in effect as of the date on which such Person (i) becomes a party to this Agreement, (ii) changes the office from which it books the Transactions or (iii) where Buyer is treated as a partnership for tax purposes and the tax status of a partner in such partnership is determinative of the obligation to pay Taxes, the later of the date on which Buyer acquired its applicable interest hereunder or the date on which the affected partner becomes a partner of Buyer, except to the extent that, pursuant to Section 3(p), the sum payable to such Person’s assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed the office from which it books the Transaction was increased in respect of such Taxes, (c) Taxes attributable to Buyer’s failure to comply with Section 3(q) of this Agreement and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Term” shall have the meaning specified in Section 9(a).

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Executive Order 13224” shall mean Executive Order 13224 “On Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, effective September 24, 2001.

“Facility Amount” shall mean $600,000,000 subject to any reduction in accordance with Section 9(b) hereof.

“Facility Termination Date” shall mean April 20, 2022, as the same may be extended in accordance with Section 9(a) of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or agreement implementing an intergovernmental approach thereto.

“FATF” shall mean the Financial Action Task Force on Money Laundering.

“FCA Regulations” has the meaning set forth in Section 24(j).

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991.

“Fee Letter” shall mean that certain Second Amended and Restated Fee Letter, dated as of the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean, with respect to any Person, an Officer’s Certificate to be delivered, subject to Section 3(e)(iii) of this Agreement, within forty-five (45) days after the end of the first three (3) fiscal quarters and within ninety (90) days after the end of each fiscal year confirming that as of the fiscal quarter most recently ended, such Person shall have maintained:

(a) Minimum Liquidity. Liquidity at any time of not less than the lower of (i) Fifty Million Dollars ($50,000,000.00) and (ii) the greater of (A) Ten Million Dollars ($10,000,000.00) and (B) five percent (5%) of Guarantor’s Recourse Indebtedness;

(b) Minimum Tangible Net Worth. Consolidated Tangible Net Worth at any time of not less than the sum of (i) $2,105,000,000.00, plus (ii) seventy-five percent (75%) of the net cash proceeds thereafter received by the Guarantor (x) from any offering by the Guarantor of its common equity and (y) from any offering by the Sponsor of its common equity to the extent such net cash proceeds are contributed to the Guarantor, excluding any such net cash proceeds that are contributed to the Guarantor within ninety (90) days of receipt of such net cash proceeds and applied to purchase, redeem or otherwise acquire Capital Stock issued by the Guarantor (or any direct or indirect parent thereof;

(c) Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio at any time of not greater than 0.75 to 1.00; and

(d) Minimum Interest Coverage Ratio. As of any date of determination, the ratio of (i) Consolidated EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (ii) Consolidated Interest Expense for such period of not less than 1.4 to 1.

“First Mortgage A-Note” shall mean (i) a senior Mortgage Note in an AB Mortgage Loan or (ii) a senior pari passu Mortgage Note in a Split Mortgage Loan.

“Fixed Charges” shall mean, with respect to any Person at any time, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP.

“Foreign Asset Facility Sub-Limit” shall mean $100,000,000 subject to any reduction in accordance with Section 9(b) hereof.

“Foreign Assignment Agreement” shall mean, with respect to a Foreign Purchased Asset, a security agreement or a security deed between the applicable Seller and Buyer, reasonably acceptable to Buyer, pursuant to which such Seller assigns to Buyer all of its right, title and interest under and in relation to each related Purchased Asset Document relating to such Foreign Purchased Asset (including its rights against any Security Agent) and any professional report delivered with respect to the applicable Purchased Asset that is addressed to or capable of being relied on by such Seller.

“Foreign Filing” shall have the meaning specified in Section 7(b)(iii) of this Agreement.

“Foreign Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Assets secured by Mortgaged Property located in a Permitted Foreign Jurisdiction and which is sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions for Foreign Purchased Assets in general, all Eligible Assets secured by Mortgaged Property located in a Permitted Foreign Jurisdiction sold by Seller to Buyer.

“Foreign Sanctions Authority” shall mean the Financial Conduct Authority, the Foreign & Commonwealth Office, the European Union, Her Majesty’s Treasury of the United Kingdom, the United Nations or any other analogous Governmental Authority in any applicable non-U.S. jurisdiction in which a Mortgaged Property securing a Purchased Asset is located.

“Foreign Sanctions List” shall mean any sanctions or “black” list maintained by a Foreign Sanctions Authority.

“Future Advance Asset” shall mean any Purchased Asset with respect to which there exists a continuing obligation on the part of the holder of the Purchased Asset after the related closing date of such Purchased Asset to provide additional funding to the Underlying Borrower upon the terms and conditions in the applicable Purchased Asset Documents.

“Future Advance Purchase” shall have the meaning specified in Section 3(g) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GBP Controlled Account” shall mean the Controlled Account for GBP Purchased Assets.

“GBP Controlled Account Agreement” shall mean the Controlled Account Agreement for the GBP Controlled Account.

“GBP Purchased Asset” shall mean a Foreign Purchased Asset for which the Applicable Currency is Pounds Sterling.

“GBP Servicer Acknowledgment” shall have the meaning specified in the definition of “Servicer Acknowledgement”.

“GBP Servicing Agreement” shall have the meaning specified in the definition of “Servicing Agreement”.

“GLB Act” shall have the meaning specified in Section 27(b) hereof.

“GLB Indemnified Party” shall have the meaning specified in Section 27(b) hereof.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Credit RE Operating Company, LLC, a Delaware limited liability company.

“Guaranty” shall mean that certain Amended and Restated Guaranty Agreement, dated as of April 20, 2018, made by Guarantor in favor of Buyer as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, or by the underlying obligor with respect to any Purchased Asset and pledged to Seller as collateral for such Purchased Asset, with one or more counterparties that is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Asset, complies with such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Asset Documents or which is otherwise reasonably acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such Hedging Transactions for the benefit of any Person other than Buyer.

“Income” shall mean, with respect to any Purchased Asset at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds); provided that in no event shall Income include any escrow or reserve payment made by the related Underlying Borrower that is required to be reserved or escrowed pursuant to the applicable Purchased Asset Documents; provided further that if Servicer has the right to deduct fees or other amounts from such amounts collected by Servicer in accordance with the Servicing Agreement, the amount of such fees shall not be included in Income. For the avoidance of doubt, the determination of all Income in respect of any Foreign Purchased Asset shall be in the Applicable Currency for such Foreign Purchased Asset.

“Indebtedness” means, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(a)

obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(b)

obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered;

(c)	Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(d)	obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(e)	Capital Lease Obligations of such Person;

(f)	obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(g)	Indebtedness of others Guaranteed by such Person;

(h)	all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(i)	Indebtedness of general partnerships of which such Person is a general partner; and

(j)	all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Indemnified Amounts” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Parties” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who (i) with respect to U.S. Purchased Assets, is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Eligible Property is located certifies or licenses appraisers, is certified or licensed in such state, and (ii) with respect to Foreign Purchased Assets, holds a certification reasonably equivalent to the foregoing in the applicable jurisdiction, and in each case, has a minimum of five (5) years’ experience in the subject property type.

“Independent Director” shall mean, with respect to any corporation or limited liability company, an individual who: (a) is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, Puglisi & Associates or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (b) is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company; and (c) is not, and has never been, and will not while serving as Independent Director be (i) a member (other than an independent, non-economic “springing” member or special member), partner, equityholder, manager (other than in its capacity as independent manager), director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than an affiliate that is not in the direct chain of ownership of such corporation or limited liability company and that is a Single-Purpose Entity, provided that the fees such individual earns from serving as an Independent Director of such affiliates in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year); (ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

“Index Rate” shall mean, (x) with respect to U.S. Purchased Assets and GBP Purchased Assets, the applicable LIBOR Rate and (y) with respect to EUR Purchased Assets, the EURIBOR Rate.

“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller from the title insurance underwriter (or any agent thereof) or any other Person acting as an agent for each Table Funded Purchased Asset and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Buyer and Seller.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs; provided, however, that Intangible Assets shall not include real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate.

“Last Endorsee” shall have the meaning specified in Section 7(b)(i) of this Agreement.

“LIBOR” shall mean, (x) for any Pricing Period with respect to a U.S. Purchased Asset, the per annum rate for deposits in U.S. Dollars that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as one-month LIBOR as of 11:00 a.m., London time, on the related Pricing Rate Reset Date and (y) for any Pricing Period with respect to a GBP Purchased Asset, the per annum rate for deposits in Pounds Sterling for a three-month period that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Reset Date.

“LIBOR Alternate Index” shall mean an alternative published index selected by Buyer (in non-binding consultation with Seller) to be used in calculating the Pricing Rate, which such alternative index will be (a) then currently commonly used in making determinations of the interest rate as an alternative to LIBOR for sellers under similar repurchase agreements with Buyer and (b) publicly recognized by the International Swaps and Derivatives Association (or any successor organization) as an alternative to LIBOR, which the parties hereto acknowledge and agree may be an index that does not yet exist and/or is not commonly being used as of the date of this Agreement; provided, that in no event shall such LIBOR Alternate Index be less than zero percent.

“LIBOR Alternate Rate” shall mean, with respect to each Collection Period, the per annum rate of interest of the LIBOR Alternate Index, determined as of the date of determination immediately preceding the commencement of such Collection Period.

“LIBOR Alternate Rate Determination” shall have the meaning specified in Section 3(k).

“LIBOR Alternate Rate Spread” shall mean, if the Pricing Rate has been converted to the LIBOR Alternate Rate pursuant to Section 3(k) hereof, the difference (expressed as the number of basis points) between (a) LIBOR plus the Applicable Spread on the date for which LIBOR was last applicable to the outstanding Transactions prior to such conversion and (b) the LIBOR Alternate Rate on the date for which LIBOR was last applicable to the outstanding Transactions prior to such conversion; provided, however, that if such difference is a negative number, then the LIBOR Alternate Rate Spread shall be zero.

“LIBOR Alternate Rate Transaction” shall mean, with respect to any Pricing Period or (other applicable period), any Transaction with respect to which the Pricing Rate for such Pricing Period (or other applicable period) is determined with reference to the LIBOR Alternate Rate.

“LIBOR Rate” shall mean, as of any date of determination, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

            LIBOR

1.00 - LIBOR Rate Reserve Percentage

“LIBOR Rate Reserve Percentage” shall mean, with respect to any date of determination, the reserve percentage (expressed as a decimal fraction) applicable two (2) Business Days before such date under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including any category of liabilities that includes deposits by reference to which the interest rate on Transactions is determined having a term comparable to the applicable Collection Period.

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBOR Rate.

“Liquidity” means, for any Person and its Consolidated Subsidiaries, the sum of (a) cash and Cash Equivalents and (b) Available Borrowing Capacity.

“LLC Certificate” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the certificate or certificates evidencing 100% of the related Capital Stock.

“LTV” shall mean, with respect to any Purchased Asset, the ratio of the aggregate outstanding debt (which shall include such Purchased Asset and all debt senior to or pari passu with such Purchased Asset) secured, directly or indirectly, by the related Eligible Property or Properties, to the aggregate “as-is” market value of such Eligible Property or Eligible Properties as determined by Buyer in Buyer’s sole good faith discretion, in each case, denominated in the Applicable Currency of the relevant asset.

“Manager” shall mean CLNC Manager, LLC, a Delaware limited liability company, and any replacement manager permitted pursuant to the terms of this Agreement.

“Margin Credit Event” shall mean, with respect to any Purchased Asset, the date upon which material changes (i.e., changes that adversely impact the value of the Purchased Asset other than to a de minimis extent, and in any event, relative to Buyer’s initial underwriting or the most recent determination of Market Value) relative to underwriting in terms of the performance or condition of (i) the relevant Mortgaged Property, (ii) the Underlying Borrower (or its sponsor(s)) in relation to such Purchased Asset or (iii) the commercial real estate market in the relevant jurisdiction relating to the relevant Mortgaged Property, taken in the aggregate, exist with respect to such Purchased Asset as determined by Buyer in Buyer’s sole good faith discretion and in any event, without regard to fluctuations in current interest rates and interest rate spreads.

“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Excess” shall have the meaning specified in Section 4(b) of this Agreement.

“Margin Percentage” shall mean, with respect to any Purchased Asset, the applicable Margin Percentage specified in the applicable Confirmation.

“Market Value” shall mean, with respect to any Purchased Asset as of any date, the market value of such Purchased Asset (including future advances with respect to such Purchased Asset which have been funded as of such date) on such date, as determined by Buyer in Buyer’s sole good faith discretion (using customary factors utilized by Buyer in its ordinary course, which may include an agreed-upon market-recognized third-party source) based solely on, with respect to a Purchased Asset, material changes relative to Buyer’s initial underwriting or most recent determination of market value in terms of the performance or condition of: (a) the relevant Mortgaged Property, (b) the Underlying Borrower (or its sponsor(s)) in relation to such Purchased Asset or (c) the commercial real estate market in the relevant jurisdiction relating to the related Mortgaged Property, taken in the aggregate, and in any event without regard to fluctuations in current interest rates and interest rate spreads. For purposes of Buyer’s determination (i) the Market Value of a Purchased Asset may be determined by reference to an Appraisal, discounted cash flow analysis or any other method selected by Buyer in Buyer’s sole good faith discretion, (ii) any amounts or claims secured by the related Eligible Property or Properties ranking senior to or pari passu with the lien of a Purchased Asset may be deducted from the Market Value of such Purchased Asset, (iii) the Market Value of any Purchased Asset may be zero if such Purchased Asset is determined not to be an Eligible Asset by Buyer in Buyer’s sole good faith discretion, (iv) Buyer may consider (A) the representations and warranties set forth in Exhibit III (including a breach thereof), and exceptions thereto in its determination of the Market Value of a Purchased Asset and (B) whether such Purchased Asset is a Defaulted Asset and (v) for the avoidance of doubt, Buyer may reduce the Market Value of a Purchased Asset for any actual risks (including risk of delay) posed by any liens or claims on the related Eligible Property or Properties other than Permitted Encumbrances. Seller shall reasonably cooperate with Buyer in its determination of the Market Value of each Purchased Asset (including, without limitation, providing all information and documentation in the possession of Seller regarding such item of underlying collateral or otherwise reasonably required by Buyer). For the avoidance of doubt, the Market Value of any Purchased Asset shall be denominated in the same Applicable Currency as the Purchase Price of such Purchased Asset.

“Material Adverse Effect” shall mean a material adverse effect on (i) the property, business, operations or financial condition of Guarantor and/or Seller, taken as a whole, (ii) the ability of the Guarantor and Seller to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any of the Transaction Documents or (iv) the rights and remedies of Buyer under any of the Transaction Documents.

“Maximum Asset Exposure Threshold” shall mean, with respect to any Purchased Asset, the Maximum Purchase Percentage, multiplied by the LTV (calculated in the Applicable Currency of such Purchased Asset) of such Purchased Asset shall not exceed (x) 63.75% for any Purchased Asset secured by a multifamily property and (y) 60% for all other Purchased Assets, unless otherwise permitted by Buyer in Buyer’s sole discretion.

“Maximum Purchase Percentage” shall mean, with respect to any Purchased Asset, the “Maximum Purchase Price Percentage” specified in Schedule 1 (or as otherwise specified in the applicable Confirmation).

“Mezzanine Borrower” shall mean, with respect to any Mezzanine Loan, the obligor on the related Mezzanine Note, the pledgor under the related Mezzanine Pledge Agreement and the owner of the related Capital Stock.

“Mezzanine Loan” shall mean any fixed or floating whole mezzanine loan secured, in whole or in part, by a first priority pledge of, or security interest in, the Capital Stock in one or more entities holding a direct or indirect beneficial interest in an entity owning (or having a ground lease interest in) an Eligible Property. For the avoidance of doubt, no Mezzanine Loan will be an Eligible Asset unless the related Mortgage Loan is also an Eligible Loan Asset.

“Mezzanine Note” shall mean, with respect to a Mezzanine Loan, a note or other evidence of indebtedness of a Mezzanine Loan.

“Mezzanine Pledge” the security interest created by a Mezzanine Pledge Agreement.

“Mezzanine Pledge Agreement” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the pledge and security agreement creating a valid and enforceable lien on the related Capital Stock.

“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Asset, together with a written report describing (i) any developments or events with respect to such Purchased Asset since the prior Monthly Statement that are reasonably likely to have a material adverse effect on the Market Value of such Purchased Asset, (ii) any Defaults or potential Defaults of which Seller has knowledge, (iii) any and all written modifications to any Purchased Asset Documents since the prior Monthly Statement, (iv) loan status, collection performance and any delinquency and loss experience with respect to each Purchased Asset, (v) an update as to the expected disposition or sale of the Purchased Assets and (vi) such other information as Buyer may reasonably request with respect to Seller, any Purchased Asset, Underlying Borrower or Mortgaged Property, which report shall be delivered to Buyer for each calendar month during the term of this Agreement within fifteen (15) days following the end of such calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean (x) with respect to U.S. Purchased Assets, the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property and (y) with respect to Foreign Purchased Assets, the related debenture or equivalent security deed or other instrument creating a first priority lien or a first priority security interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness and any other security deed or other instrument, in each case securing indebtedness under the applicable Requirement of Law in the relevant non-U.S. jurisdiction.

“Mortgage Loan” shall mean (i) a whole commercial mortgage loan or (ii) a First Mortgage A- Note, in each case secured by a Mortgage and evidenced by a Mortgage Note and all other Purchased Asset Documents, all right, title and interest of Seller in and to any Mortgaged Property covered by the related Mortgage and all related Servicing Rights.

“Mortgage Note” shall mean, (x) with respect to a Mortgage Loan, a note or other evidence of indebtedness of a Mortgagor secured by the applicable Mortgage and (y) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by (x) with respect to U.S. Purchased Assets, a Mortgage Note (or Mortgage Notes, in the case of an AB Mortgage Loan or Split Mortgage Loan) and (y) with respect to Foreign Purchased Assets, a Mortgage or Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property, as applicable.

“Mount Street Servicer” shall have the meaning specified in the definition of “Servicer”.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.

“New Foreign Asset” shall mean a New Asset that would become a Foreign Purchased Asset if purchased by Buyer.

“New U.S. Asset” shall mean a New Asset that would become a U.S. Purchased Asset if purchased by Buyer.

“Non-Recourse Indebtedness” means, Indebtedness that is not Recourse Indebtedness.

“Non Wholly-Owned Consolidated Affiliate” means each Consolidated Subsidiary of the Guarantor in which less than 100% of each class of the Capital Stock (other than directors’ qualifying shares, if applicable) of such Consolidated Subsidiary are at the time owned, directly or indirectly, by the Guarantor.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between such Buyer and the jurisdiction imposing such Tax (other than connections arising from such Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other Transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or any Transaction Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (including, without limitation, United Kingdom stamp duty and stamp duty reserve tax) that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document.

“Participation Certificate” shall mean a participation certificate which evidences the outstanding balance of a Participation Interest.

“Participation Interest” shall mean a senior or senior pari passu participation interest in a performing Mortgage Loan.

“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable; (b) liens arising by operation of law (such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar liens) arising in the ordinary course of business which are (i) discharged by payment, bonding or otherwise or (ii) being contested in good faith by the related Mortgagor in accordance with the related Purchased Asset Documents; (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Mortgaged Property, (ii) the security intended to be provided by the related Mortgage, (iii) the underlying obligor’s ability to pay its obligations when they become due or (iv) the value of the related Mortgaged Property; (d) liens and encumbrances set forth in the related Title Policy; and (e) rights of existing or future tenants as tenants only pursuant to leases.

“Permitted Foreign Jurisdiction” means (i) provided that the condition set forth in Section 3(e)(xvi) has been satisfied with respect to each such jurisdiction (when applicable), Belgium, France, Germany, Ireland, Luxembourg, the Netherlands, the United Kingdom or Spain, or (ii) any other non-U.S. jurisdiction approved by Buyer in its sole and absolute discretion (such approval to be evidenced by Buyer’s delivery of an executed Confirmation with respect to a Foreign Purchased Asset secured by a Mortgaged Property located in such other non-U.S. jurisdiction).

“Permitted Non-Recourse CLO Indebtedness” means Indebtedness that is (i) incurred by a Subsidiary of Guarantor in the form of asset-backed securities commonly referred to as “collateralized loan obligations” or “collateralized debt obligations” and (ii) is Non-Recourse Indebtedness.

“Person” means, any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” shall mean an employee benefit or other plan established or maintained during the five- year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five-year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Portfolio Exposure Threshold” shall mean that the product of (i) the actual weighted-average aggregate Purchase Percentage of all Purchased Assets, multiplied by (ii) the weighted average LTV for all Purchased Assets does not exceed 57.5%, unless otherwise permitted by Buyer in Buyer’s sole discretion.

“Pound Income” has the meaning set forth in Section 5(b)(iii).

“Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.

“Preliminary Due Diligence Package” shall mean, with respect to any New Asset, the following due diligence information, to the extent applicable and to the extent in the possession of Seller or otherwise available, relating to such New Asset to be provided by Seller to Buyer pursuant to this Agreement:

(a) Seller’s internal credit committee or investment committee memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks and issues identified by Seller, anticipated exit strategies and underwriting models;

(b) current rent roll and roll over schedule, if applicable;

(c) cash flow pro-forma, plus historical information, if available;

(d) flood certification (or the equivalent in the applicable jurisdiction);

(e) maps and photos, if available;

(f) interest coverage ratios and Debt Yield Ratio;

(g) description of the Mortgaged Property, along with a description of the Mortgagor and sponsor (including their experience with other projects, ownership structure and financial statements);

(h) loan-to-value ratio;

(i) Seller’s or any Affiliate’s relationship with the Underlying Borrower or any affiliate;

(j) material third party reports, to the extent available and applicable, including: (i) engineering and structural reports, each in form and prepared by consultants acceptable to Buyer; (ii) current Appraisal; (iii) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants acceptable to Buyer; (iv) seismic reports, each in form and prepared by consultants acceptable to Buyer; (v) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants acceptable to Buyer; and (vi) the servicing data tape (it being understood that, with respect to any New Foreign Asset, Seller shall provide deliverables reasonably equivalent to the foregoing items (i) through (vi) for the relevant non-U.S. jurisdiction);

(k) copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, Underlying Borrower’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(l) insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Properties pursuant to Section 3(c)(iv) hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage satisfactory to Buyer);

(m) analyses and reports with respect to such other matters concerning the New Asset as Buyer may in its reasonable discretion require; and

(n) reports of UCC, tax lien, judgment and litigation searches (or, with respect to a New Foreign Asset, their equivalent in the applicable non-U.S. jurisdiction) as requested by Buyer, conducted by search firms reasonably acceptable to Buyer with respect to the Purchased Asset, Seller and the related underlying obligor, such searches to be conducted in each location Buyer shall reasonably designate and such reports reasonably satisfactory to Buyer.

“Prescribed Laws” shall mean, collectively, (a) the USA PATRIOT Act, (b) Executive Order 13224, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price thereof (excluding any amount attributable to Price Differential in the definition thereof), calculated on the basis of a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Seller to Buyer, prior to such date, with respect to such Transaction). Price Differential shall be payable in the Applicable Currency of the Purchase Price of the applicable Purchased Asset.

“Pricing Period” shall mean, with respect to each Purchased Asset, (a) in the case of the first (1st) Remittance Date, the period from and including the original Purchase Date for such Purchased Asset to but excluding the next following applicable Remittance Date, and (b) in the case of each subsequent Remittance Date, the one-month or three-month period, as applicable, from and including the preceding applicable Remittance Date to but excluding such Remittance Date; provided that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the Index Rate for such Pricing Period, plus the Applicable Spread for the related Purchased Asset (subject to adjustment and/or conversion as provided in Sections 3(k), 3(l), 3(n) and 3(o) of this Agreement).

“Pricing Rate Reset Date” shall mean, with respect to a Purchased Asset, (a) in the case of the first (1st) Pricing Period for such Purchased Asset, the original Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, two (2) Business Days preceding the Remittance Date on which such Pricing Period begins.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received by Seller or Servicer in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person: (i) listed in the Annex to, or otherwise subject to the provisions of, Executive Order 13224 or any Foreign Sanctions List; (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 or any Foreign Sanctions List; (iii) with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order 13224; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (v) that is the subject of Sanctions; (vi) that is a foreign shell bank; (vii) that is a resident of, or whose subscription funds are transferred from or through an account in, a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur (see http://www.fatf-gati.org for the FATF’s “Non-Cooperative Countries and Territories Initiative”); or (viii) who is an Affiliate of a Person described above.

“Prohibited Transferee” shall mean any of the Persons listed on Schedule 3 attached to this Agreement.

“Property Report” shall mean, with respect to a Foreign Purchased Asset, any certificate or report of title in relation to the related Mortgaged Property that is delivered as a condition precedent to the making of the underlying loan under the loan agreement for such Foreign Purchased Asset.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.

“Purchase Date Dollar Equivalent” shall mean, as of any date of determination, with respect to any amount in Euros or Pounds Sterling (or any other non-U.S. Dollar currency approved by Buyer in its sole discretion) relating to a Foreign Purchased Asset, the equivalent amount in U.S. Dollars, based on the Purchase Date Spot Rate for such Foreign Purchased Asset.

“Purchase Date Spot Rate” shall mean, with respect each specific Foreign Purchased Asset, the Spot Rate as of the Purchase Date for such Foreign Purchased Asset (which Purchase Date Spot Rate shall be set forth in the applicable Confirmation).

“Purchase Percentage” shall mean, with respect to any Purchased Asset, the ratio (expressed as a percentage) of the outstanding Purchase Price with respect to such Purchased Asset to the outstanding unpaid principal balance of such Purchased Asset.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date. The Purchase Price as of any Purchase Date for any Purchased Asset shall be an amount (expressed in the Applicable Currency of the Purchased Asset) equal to the product of (a) the Market Value of such Purchased Asset, multiplied by (b) the applicable Purchase Percentage. The Purchase Price shall increase by any Future Advance Purchase pursuant to Section 3(g) and any payment made to Seller in connection with a Margin Excess pursuant to Section 4(b), and shall decrease by any payment applied in connection with a Margin Deficit pursuant to Section 4(a) and any Principal Payment applied pursuant to Section 5 to reduce such Purchase Price and any other amounts paid to Buyer by Seller to reduce such Purchase Price.

“Purchased Asset” shall mean a Foreign Purchased Asset or a U.S. Purchased Asset, as applicable.

“Purchased Asset Documents” shall have the meaning specified in Section 7(b) of this Agreement.

“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.

“Purchased Asset File Checklist” shall mean the purchased asset file checklist, a form of which is attached to the Custodial Agreement.

“Purchased Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Schedule 2 attached hereto.

“Purchased Asset Schedule” shall mean, a schedule of Purchased Assets, together with the Purchased Asset Information for each such loan delivered in accordance with the Custodial Agreement or the Bailee Agreement, as applicable.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity, other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A-” by Standard & Poor’s and A3 by Moody’s and (c) is reasonably acceptable to Buyer; provided that, with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or (b) no longer applies with respect to such counterparty.

“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, certified written report summarizing (with a separate cover sheet for each Purchased Asset or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, a cover sheet for such portfolio on a consolidated basis), with respect to the Mortgaged Properties securing each Purchased Asset (or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties), in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Buyer, which report shall be delivered to Buyer for each fiscal quarter during the term of this Agreement within forty-five (45) days following the end of each such fiscal quarter.

“Ratification Agreement” shall mean that certain Ratification, Reaffirmation and Confirmation of Transaction Documents, dated as of the date hereof, by Sellers and Guarantor ratifying their respective obligations under the Transaction Documents entered into prior to the date hereof.

“Receiving Party” shall have the meaning specified in Section 27(a) hereof.

“Recourse Indebtedness” means, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Remittance Date” shall mean, (x) with respect to U.S. Purchased Assets, the nineteenth (19th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day and (y) with respect to Foreign Purchased Assets, January 19h, April 19th, July 19th and October 19th, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Representatives” shall have the meaning specified in Section 27(a) hereof.

“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is the earliest to occur of the following: (a) the Facility Termination Date, (b) the date otherwise specified in the related Confirmation, or (c) if applicable, the related Early Repurchase Date or Accelerated Repurchase Date.

“Repurchase Obligations” shall mean the aggregate Repurchase Price and all other amounts due under the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured.

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any date, the price at which such Purchased Asset is to be transferred from Buyer to Seller upon termination of the related Transaction (which price shall be expressed and payable in the Applicable Currency stated on the Confirmation for such Purchased Asset); in each case, such price shall equal the sum of the outstanding Purchase Price of such Purchased Asset and the accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Buyer in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Requirement of Law” shall mean any law (including, without limitation, Prescribed Laws), treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirements” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System in New York, New York or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“RICS” shall mean the then-current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.

“Sanctions” shall have the meaning specified in Section 10(xxv)(A) of this Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Security Agent” shall mean, with respect to a Foreign Purchased Loan that is in syndicated form, a security agent or a security trustee appointed by the lenders under such Foreign Purchased Loan to hold the benefit of any security agreements relating to such Foreign Purchased Loan on their behalf.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall mean (i) with respect to U.S. Purchased Assets, Wells Fargo Bank, N.A. (“Wells Servicer”), or any other servicer approved by Buyer in its reasonable discretion, and (ii) with respect to Foreign Purchased Assets, Mount Street Mortgage Servicing Limited (“Mount Street Servicer”).

“Servicer Acknowledgement” shall mean (i) with respect to U.S. Purchased Assets, that certain servicer acknowledgement, dated as of April 20, 2018, executed by NT-I, NT-II, Credit 1 and Credit 2 and acknowledged by Servicer and Buyer, (ii) with respect to EUR Purchased Assets, any servicer acknowledgement executed by EU Seller and acknowledged by Servicer and Buyer (the “EUR Servicer Acknowledgment”), (iii) with respect to GBP Purchased Assets, any servicer acknowledgement executed by UK Seller and acknowledged by Servicer and Buyer (the “GBP Servicer Acknowledgment”) and (iv) such other servicing acknowledgment in connection with a Servicing Agreement entered into by Seller on Buyer’s behalf in accordance with Section 22 of this Agreement.

“Servicing Agreement” shall mean (i) with respect to U.S. Purchased Assets, that certain Amended and Restated Servicing Agreement, dated as of April 20, 2018, by and between Wells Fargo Bank, N.A. and NT-I, NT-II, Credit 1 and Credit 2 (the “Wells Servicing Agreement”), (ii) with respect to EUR Purchased Assets, that certain servicing agreement to be (or as may have been) entered into by and between Mount Street Servicer and EU Seller (the “EUR Servicing Agreement”) (iii) with respect to GBP Purchased Assets, that certain servicing agreement to be (or as may have been) entered into by and between Mount Street Servicer and UK Seller (the “GBP Servicing Agreement”) and (iv) such other servicing or subservicing agreement entered into by Seller on Buyer’s behalf in accordance with Section 22 of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Significant Modification” shall mean (i) the foreclosure, acceleration or exercise of any material right or remedy following an event of default with respect to such Purchased Asset by the holder thereof under any Purchased Asset Document; (ii) any forbearance, extension or increase in principal amount with respect to any Purchased Asset (other than future advances made pursuant to the express terms of the Purchased Asset Documents), (iii) any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset or any extension of the maturity date of such Purchased Asset (except pursuant to the express terms of the Purchased Asset Documents for which there is no material lender discretion), (iv) any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related underlying loan documents relating to such Purchased Asset and for which there is no material lender discretion, (v) any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of the collateral for a Purchased Asset or direct or indirect interests in the Underlying Borrower or consent to the incurrence of direct or indirect additional debt or preferred equity, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents, or (vi) any acceptance of an assumption agreement releasing an Underlying Borrower or guarantor from all or a portion of liability under a Purchased Asset other than pursuant to the specific terms of such Purchased Asset and for which there is no material lender discretion.

“Single-Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13 of this Agreement.

“SIPA” shall have the meaning specified in Section 25(a) of this Agreement.

“Specified GAAP Reportable B Loan Transaction” means a transaction involving either (i) the sale by the Guarantor or any Subsidiary of Guarantor of the portion of an investment consisting of an “A-Note”, and the retention by the Guarantor or any Subsidiary of Guarantor of the portion of such Investment Asset consisting of a “B-Note”, which transaction is required to be accounted for under GAAP as a “financing transaction” or (ii) the acquisition or retention by the Guarantor or any of its Subsidiaries of an Investment Asset consisting of a “b-piece” in a securitization facility, which transaction under GAAP results in all of the assets of the trust that is party to the securitization facility, and all of the bonds issued by such trust under such securitization facility that are senior to the “b-piece”, to be consolidated on the Guarantor’s consolidated balance sheet as assets and liabilities, respectively.

“Split Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior pari passu Mortgage Notes.

“Sponsor” shall mean Colony NorthStar Credit Real Estate, Inc., a Maryland corporation.

“Spot Rate” shall mean, with respect to an Applicable Currency, as of any date of determination, the rate quoted as the spot rate for the purchase of such currency with another Applicable Currency at or about 11:00 a.m., London time, on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made as obtained from the applicable screen on Bloomberg.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services and any successor in interest.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Supplemental Due Diligence Package” shall mean, with respect to any New Asset, applicable information or deliveries concerning such New Asset to the extent available, that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final Debt Yield Ratio computation for such New Asset.

“Survey” shall mean (x) with respect to U.S. Purchased Assets, a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and (y) with respect to Foreign Purchased Assets, the equivalent of the foregoing in any applicable jurisdiction, in each case, in form and content reasonably satisfactory to Buyer and in the case of the foregoing clause (x), in form and content reasonably satisfactory to the company issuing the Title Policy for such Mortgaged Property.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or any of its Subsidiaries shall be a “Swap Agreement”.

“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Asset File therefor.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Policy” shall have the meaning specified in Paragraph (7) of Exhibit III.

“Total Asset Value” means, with respect to any Person as of any date of determination, the net book value of the total assets of such Person and its Consolidated Subsidiaries on such date as determined in accordance with GAAP plus (x) accumulated depreciation and (y) amortization of real estate intangibles; provided, that Total Asset Value shall (i) exclude the amount of all restricted cash (other than reserves for Capital Expenditures) of such Person and its Consolidated Subsidiaries to the extent such cash supports obligations that do not constitute Consolidated Total Debt, (ii) include the net book value of assets associated with a Specified GAAP Reportable B Loan Transaction only to the extent in excess of the amount of any Indebtedness attributable to such Specified GAAP Reportable B Loan Transaction, (iii) include the net book value of assets associated with any Permitted Non-Recourse CLO Indebtedness and (iv) solely with respect to the net book value of the total assets of a Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the net book value of such Non Wholly-Owned Consolidated Affiliate’s total assets.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e) of this Agreement.

“Transaction Costs” shall have the meaning specified in Section 20(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Controlled Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, the Servicing Agreement, the Ratification Agreement, any power of attorney executed pursuant to this Agreement, all Transfer Documents, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith, each of the foregoing as they may be amended, restated, supplemented or modified from time to time.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Transfer Certificate” shall mean, with respect to a Foreign Purchased Asset, any form of transfer or substitution certificate(s) or assignment agreement(s) that are scheduled to the related loan agreement or other equivalent agreement for such Foreign Purchased Asset and that are used to effect the legal transfer or assignment of such Foreign Purchased Asset.

“Transfer Documents” shall mean, with respect to any Purchased Asset, all applicable documents described in Section 7(b) of this Agreement necessary to transfer all of Seller’s right, title and interest in such Purchased Asset to Buyer in accordance with the terms of this Agreement.

“Trust Receipt” shall mean a trust receipt issued by Custodian or Bailee, as applicable, to Buyer confirming possession of certain Purchased Asset Files held on behalf of Buyer (or any other holder of such Trust Receipt) in the form required under the Custodial Agreement or the Bailee Agreement, respectively.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Underlying Borrower” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, the Mortgagor, and with respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Borrower.

“Underlying Foreign Loan File” means the documents to be held by an Undertaker pursuant to Section 7(b)(B)(y).

“Undertaker” is defined in the definition of “Undertaking Letter”.

“Undertaking Letter” shall mean one or more letters, in each case from an Acceptable Attorney or another Person acceptable to Buyer in its sole discretion (such Acceptable Attorney or other Person, an “Undertaker”), in form and substance of Exhibit VI or as is otherwise customary in the relevant jurisdiction, and in each case acceptable to Buyer in its sole discretion, wherein such Undertaker in possession of a Purchased Asset File and/or Underlying Foreign Loan File (i) acknowledges receipt of such Purchased Asset File and/or Underlying Foreign Loan File and (ii) confirms that such Undertaker is holding the same as agent on behalf of Buyer under such letter.

“Unused Fee” shall have the meaning specified in the Fee Letter.

“Upfront Fee” shall have the meaning specified in the Fee Letter.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“U.S. Dollars” and “$” shall mean the lawful currency of the United States of America.

“U.S. Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Assets secured by Mortgaged Property located in the United States of America or any territory thereof and which is sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions for U.S. Purchased Assets in general, all Eligible Assets secured by Mortgaged Property located in the United States of America or any territory thereof sold by Seller to Buyer.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(q)(ii)(C) hereof.

“Wells Servicer” shall have the meaning specified in the definition of “Servicer”.

“Wells Servicing Agreement” shall have the meaning specified in the definition of “Servicing Agreement”.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Seller may, from time to time, prior to the Facility Termination Date, request that Buyer enter into a Transaction with respect to one or more New Assets. Seller shall initiate each request by submitting a Preliminary Due Diligence Package for Buyer’s review and approval in Buyer’s sole good faith discretion. Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any New Asset if, immediately after the purchase of such New Asset, (i) the Aggregate Repurchase Price (including the proposed Purchase Price of such New Asset) would exceed the Facility Amount or (ii) the Aggregate Foreign Asset Repurchase Price (including the proposed Purchase Price of such New Asset if it is a New Foreign Asset) would exceed the Foreign Asset Facility Sub-Limit. Buyer and its representatives shall have the right to review all New Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Assets as Buyer determines is necessary in Buyer’s sole good faith discretion. Notwithstanding any provision to the contrary herein or any other Transaction Document, Buyer shall be entitled to make a determination, in Buyer’s sole good faith discretion, whether a New Asset qualifies as an Eligible Asset or whether to reject any New Asset proposed to be sold to Buyer by Seller.

(b) Upon Buyer’s receipt of a Preliminary Due Diligence Package with respect to a New Asset, Buyer shall have the right to request a Supplemental Due Diligence Package to evaluate such New Asset. Upon Buyer’s receipt of such Supplemental Due Diligence Package or Buyer’s waiver thereof, Buyer shall, within five (5) Business Days, either (i) notify Seller of Buyer’s intent to proceed with the Transaction and of its determination with respect to the Purchase Price and the Market Value for the related New Asset (such notice, a “Preliminary Approval”) or (ii) deny, in Buyer’s sole good faith discretion, Seller’s request for the applicable Transaction. Buyer’s failure to respond to Seller within five (5) Business Days, as applicable, shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.

(c) Upon Seller’s receipt of Buyer’s Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Asset upon the terms set forth by Buyer in its Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Asset and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to Buyer’s Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Buyer in Buyer’s sole good faith discretion and pursuant to documentation satisfactory to Buyer in Buyer’s sole good faith discretion:

(i) Delivery of Purchased Asset Documents. Copies of each of the final Purchased Asset Documents, or drafts of such Purchased Asset Documents in substantially final form if such New Asset is being originated concurrently with the transfer to Buyer, subject to delivery of final, executed copies of such Purchased Asset Documents on the Purchase Date of such New Asset.

(ii) Environmental and Engineering. A “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, or, with respect to any New Foreign Asset, reports reasonably equivalent to the foregoing in the applicable jurisdiction, each in form reasonably satisfactory to Buyer, by an engineer and an environmental consultant, approved by Buyer in its reasonable discretion.

(iii) Appraisal. If obtained by Seller, an Appraisal or a Draft Appraisal of the related Eligible Property or Properties dated less than six (6) months prior to the proposed Purchase Date. If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall use its best efforts to deliver an Appraisal on or before thirty (30) days after the Purchase Date.

(iv) Insurance. Certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents and otherwise reasonably satisfactory to Buyer. Such certificates or other evidence shall indicate that Seller (or as to a New Asset that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents, or, with respect to any New Foreign Asset, certificates reasonably equivalent to the foregoing.

(v) Opinions of Counsel. Copies of all legal opinions with respect to the New Asset (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Buyer; provided that Seller may deliver drafts of such opinions if such New Asset is being originated concurrently with the transfer to Buyer and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Asset.

(vi) Title Policy. With respect to any New Asset, (A) An unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Asset with an amount of insurance that shall be not less than the principal balance of such New Asset, (B) an endorsement or confirmatory letter from the existing title company to an existing Title Policy (in an amount not less than the principal balance of such New Asset) in favor of Seller and Seller’s successors and/or assigns that adds such parties as an additional insured, or (C) in the case of a New Foreign Asset, the equivalent of the foregoing in the applicable jurisdiction.

(vii) Additional Real Estate Matters. To the extent obtained by Seller, such other real estate related certificates and documentation as may have been reasonably requested by Buyer, such as: (A) certificates of occupancy (or their equivalent) issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties are in material compliance with all applicable zoning or equivalent laws issued by the appropriate Governmental Authority, a zoning report (or its equivalent) in form and prepared by a zoning consultant reasonably satisfactory to Buyer or evidence that the related Title Policy includes a zoning endorsement; and (B) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the New Asset.

(viii) Exception Report. A written report of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).

(ix) Other Documents. Such other documents as Buyer shall reasonably deem to be necessary and are customarily provided to Buyer by other similar commercial mortgage loan repurchase transactions.

Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in this Section 3(c), Buyer shall, in its sole good faith discretion, either: (A) notify Seller that Buyer has not approved the New Asset or (B) notify Seller that Buyer agrees to purchase the New Asset, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent (a “Final Approval”) set forth in Section 3(e) below. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Asset, unless Buyer and Seller have agreed otherwise in writing.

(d) Subject to satisfaction of the Transaction Conditions Precedent, Buyer shall deliver to Seller a written confirmation of its Final Approval in the form of Exhibit I attached hereto with respect to a proposed Transaction (a “Confirmation”); provided that, unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Asset that will be the subject of a Transaction. Each Confirmation, which is mutually executed by Buyer and Seller, shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(e) Provided that each of the Transaction Conditions Precedent set forth in this Section 3(e) have been satisfied (or waived by Buyer in Buyer’s sole discretion), and subject to Seller’s rights under Section 3(f) hereof, Buyer shall transfer the Purchase Price to Seller with respect to each New Asset for which it has issued a Confirmation on the Purchase Date specified in such Confirmation (which Purchase Date shall be at least two (2) Business Days after the date the Final Approval is delivered), and the related New Asset shall be concurrently transferred by Seller to Buyer or its nominee. For purposes of this Section 3(e), the conditions precedent to any proposed Transaction (the “Transaction Conditions Precedent”) shall be satisfied with respect to such proposed Transaction if:

(i) no Default, Event of Default or Margin Deficit shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(ii) Seller shall have executed the Confirmation delivered by Buyer;

(iii) Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter for which a Financial Covenant Compliance Certificate was required to be delivered hereunder; provided that to the extent Guarantor has previously delivered to Buyer a Financial Covenant Compliance Certificate for the most recently ended fiscal quarter, Seller or Guarantor need not provide an additional Financial Covenant Compliance Certificate for such fiscal quarter in connection with the proposed Transaction;

(iv) Seller shall have delivered to Buyer an Officer’s Certificate (which may be included in the Confirmation) of Seller certifying that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Purchase Date for such Transaction (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to issuance of the Confirmation by Buyer);

(v) (A) Buyer shall have determined, in Buyer’s sole good faith discretion, in accordance with the applicable provisions of Section 3(a) of this Agreement that the New Asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (B) Buyer shall have obtained internal credit approval for the inclusion of such New Asset as a Purchased Asset in a Transaction, (C) Buyer shall have confirmed that, after giving effect to such Purchased Asset, the Concentration Limit shall be satisfied and (D) Buyer shall have determined, in Buyer’s sole good faith discretion, that the Maximum Asset Exposure Threshold and Portfolio Exposure Threshold will not be exceeded immediately after giving effect to the requested Transaction; in each case, as evidenced by Buyer’s delivery of an executed Confirmation;

(vi) (A) if the New Asset is not a Table Funded Purchased Asset, the applicable Purchased Asset File described in Section 7(b) of this Agreement (1) shall have been delivered to Custodian, and Buyer shall have received a Trust Receipt with respect to such Purchased Asset File or (2) shall have been delivered to Bailee and Bailee shall have executed and delivered a Bailee Agreement and Buyer shall have received a Trust Receipt from Bailee, and (B) if the Purchased Asset is a Table Funded Purchased Asset, the documents required by Section 7(b) shall have been delivered to Bailee;

(vii) Seller shall have delivered to each Underlying Borrower or obligor or related servicer or lead lender under any Purchased Asset a direction letter in accordance with Section 5(a) of this Agreement unless such Underlying Borrower or obligor or related servicer or lead lender is already remitting payments to Servicer whereupon Seller shall direct Servicer to remit all such amounts into the Controlled Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(viii) Seller shall have paid to Buyer (A) any fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs in respect of such Purchased Asset due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);

(ix) such Purchased Asset shall not be a Defaulted Asset;

(x) Buyer shall have received true and complete copies of fully executed originals of all Transfer Documents;

(xi) Buyer shall have received a copy of any document relating to any Hedging Transaction, and Seller shall have validly pledged and assigned to Buyer all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(xii) no event shall have occurred or circumstance shall exist that has a Material Adverse Effect;

(xiii) the applicable Controlled Account relevant to such New Asset shall have been established and the required Transaction Documents set forth in Section 7(d)(i) shall have been executed and delivered;

(xiv) there shall not have occurred (A) a material adverse change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (B) a general suspension of trading on major stock exchanges, or (C) a material disruption in or moratorium on commercial banking activities or securities settlement services;

(xv) there shall not have occurred (A) an event or events in the determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans, or (B) an event or events shall have occurred resulting in Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; and

(xvi) with respect to any New Foreign Asset, Buyer shall have received an opinion of local counsel in the applicable non-U.S. jurisdiction, acceptable to Buyer and at Buyer’s sole cost and expense, indicating that Buyer is permitted to enter into the contemplated Transaction in such jurisdiction.

(f) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby (absent manifest error or mutual mistake) unless objected to in writing by Seller no more than two (2) Business Days after the date such Confirmation is received by Seller. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than two (2) Business Days after such Confirmation is received by Seller. Buyer may, in Buyer’s sole discretion issue another Confirmation addressing Seller’s objections or may elect not to proceed with the proposed Transaction.

(g) With respect to any Transaction involving an Eligible Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such Eligible Asset is a Future Advance Asset and shall provide Buyer with the information required to complete the Confirmation regarding such Future Advance Asset, as well as, the then remaining unfunded principal amount of all Purchased Assets that constitute Future Advance Assets. Subject to Section 4, at any time prior to the Repurchase Date, in the event a future advance is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Future Advance Asset,

Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed the Maximum Purchase Percentage, multiplied by the amount of such future advance (a “Future Advance Purchase”), which Future Advance Purchase shall increase the outstanding Purchase Price for such Future Advance Asset. Subject to satisfaction (or, in Buyer’s sole discretion, waiver) of the following conditions precedent to Buyer’s obligation to make any Future Advance Purchase, Buyer shall transfer cash in the Applicable Currency of such Future Advance Asset to Seller as provided in this Section 3(g) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the Business Day on which Buyer has reasonably determined that such conditions precedent have been, or will have been, on the date of the related Future Advance Purchase, satisfied (or, in Buyer’s sole discretion, waived):

(i) as of the funding of such Future Advance Purchase, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Future Advance Purchase;

(ii) the funding of the Future Advance Purchase would not cause (x) the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount or (y) the aggregate outstanding Purchase Price for all Foreign Purchased Assets to exceed the Foreign Asset Facility Sub-Limit (each of the foregoing calculations to be made, with respect to any Foreign Purchased Assets, based on the Purchase Date Dollar Equivalent of the Purchase Prices for such Foreign Purchased Assets);

(iii) the Future Advance Purchase would not cause the Purchase Price of the applicable Future Advance Asset to exceed the Concentration Limit;

(iv) Buyer shall have determined, in Buyer’s sole good faith discretion, that the Maximum Asset Exposure Threshold and Portfolio Exposure Threshold will not be exceeded immediately after giving effect to the funding of the Future Advance Purchase;

(v) Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions to the future advance under the Purchased Asset Documents have been satisfied; and

(vi) previously or simultaneously with Buyer’s funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Underlying Borrower (or to an escrow agent or as otherwise directed by the Underlying Borrower) its pro rata portion (taking into account Buyer’s Future Advance Purchase) in respect of such Future Advance Asset.

(h) Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Asset on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) no Default, Event of Default or Margin Deficit shall be continuing (unless such repurchase cures such Default, Event of Default or Margin Deficit) or would occur or result from such early repurchase;

(ii) Seller notifies Buyer in writing, no later than five (5) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Asset (or such shorter period of time as Buyer may agree to); provided that, Seller shall have the right to revoke such notice at any time up to the Business Day prior to such Early Repurchase Date and that if the repurchase is for purposes of Seller’s cure or satisfaction of a Default, Event of Default or Margin Deficit, no such prior notice shall be required; and

(iii) Seller shall pay to Buyer on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement or the other Transaction Documents (including, without limitation, amounts due under Section 3(n), Section 3(o) and Section 3(p) of this Agreement, if any, and the Exit Fee, if applicable) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Asset.

(i) On the Repurchase Date for any Transaction, termination of the applicable Transaction will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Assets, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer to Buyer of the applicable Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement with respect to such Transaction (including without limitation, amounts payable under Section 3(n), Section 3(o) and Section 3(p) of this Agreement, if any and the Exit Fee, if applicable) to an account of Buyer.

(j) So long as no Event of Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Assets may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Buyer; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents with respect to such Purchased Asset. Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than $100,000 (or, with respect to any Foreign Purchased Asset, the equivalent thereof in the Applicable Currency based on the applicable Spot Rate).

(k) If (i) Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, (ii) the LIBOR Rate determined or to be determined will not adequately and fairly reflect the cost to Buyer (as reasonably determined by Buyer) of making or maintaining Transactions, or (iii) LIBOR has been succeeded by the LIBOR Alternate Index (each a “LIBOR Alternate Rate Determination”), and Buyer has made the same determination for all similar commercial real estate repurchase transactions, then Buyer shall give written notice (including email) of such LIBOR Alternate Rate Determination to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate applicable to U.S. Purchased Assets and GBP Purchased Assets shall be converted from the LIBOR Rate plus the Applicable Spread to the LIBOR Alternate Rate plus the LIBOR Alternate Rate Spread for the Pricing Period to which such LIBOR Alternate Rate Determination relates, and for any subsequent Pricing Period until such notice has been withdrawn by Buyer (which withdrawal shall be delivered by Buyer promptly after Buyer becomes aware that the condition for switching to the LIBOR Alternate Rate no longer exists). If (i) Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the EURIBOR Rate, (ii) the EURIBOR Rate determined or to be determined will not adequately and fairly reflect the cost to Buyer (as reasonably determined by Buyer) of making or maintaining Transactions, or (iii) EURIBOR has been succeeded by the EURIBOR Alternate Index (each a “EURIBOR Alternate Rate Determination”), and Buyer has made the same determination for all similar commercial real estate repurchase transactions, then Buyer shall give written notice (including email) of such EURIBOR Alternate Rate Determination to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate applicable to EUR Purchased Assets shall be converted from the EURIBOR Rate plus the Applicable Spread to the EURIBOR Alternate Rate plus the EURIBOR Alternate Rate Spread for the Pricing Period to which such EURIBOR Alternate Rate Determination relates, and for any subsequent Pricing Period until such notice has been withdrawn by Buyer (which withdrawal shall be delivered by Buyer promptly after Buyer becomes aware that the condition for switching to the EURIBOR Alternate Rate no longer exists).

(l) Notwithstanding any other provision herein, (A) if, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect LIBOR Transactions as contemplated by the Transaction Documents, (i) Buyer’s entry into new LIBOR Transactions and continuation of LIBOR Transactions as such shall forthwith be canceled, and (ii) the LIBOR Transactions then outstanding shall be converted automatically to LIBOR Alternate Rate Transactions, and (B) if, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect EURIBOR Transactions as contemplated by the Transaction Documents, (i) Buyer’s entry into new EURIBOR Transactions and continuation of EURIBOR Transactions as such shall forthwith be canceled, and (ii) the EURIBOR Transactions then outstanding shall be converted automatically to EURIBOR Alternate Rate Transactions.

(m) If Buyer shall have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law (including, without limitation changes in any Reserve Requirements and any other increase in cost to Buyer, as applicable) has made it unlawful, or any Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into any Transaction or any Governmental Authority has imposed material restrictions on the authority of Buyer to enter into any Transaction, then on notice thereof by Buyer to Seller, but only if Buyer has given the same notice for all similar commercial real estate repurchase transactions, any obligations of Buyer to enter into Transactions shall be suspended until Buyer notifies Seller that the circumstances giving rise to such determination no longer exist.

(n) Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any actual loss, cost or expense (not to include any lost profit or opportunity, or indirect or consequential damages) (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements) that Buyer actually sustains or incurs as a direct result of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(h) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date or (iii) Seller’s failure to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has given a Final Approval to purchase such Eligible Assets in accordance with the provisions of this Agreement; provided that Seller shall not be obligated to so repay or reimburse Buyer under this Section 3(n) unless Buyer incurred such actual loss, cost or expense as LIBOR or EURIBOR breakage costs. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(o) If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy, including the Reserve Requirements or any other reserve, special deposit or similar requirements relating to extensions of credit or other assets of Buyer or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding such requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Buyer to be material, and Buyer has made the same determination for all similar commercial real estate repurchase transactions, then from time to time, within ten (10) Business Days after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. A certificate as to the calculation of any additional amounts payable pursuant to this Section 3(o) shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error. With respect to each reduction in the rate of return described above, this Section 3(o) shall survive for a period of nine (9) months from the date of the incurrence of such reduction by Buyer. This Section 3(o) shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets and, for the avoidance of doubt, shall not apply to Taxes.

(p) Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made, Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made. Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(p), Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(q) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Buyer shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(q)(ii)(A), Section 3(q)(ii)(B) and Section 3(q)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of Buyer. Without limiting the generality of the foregoing:

(i) if Buyer is a United States Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(ii) if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A) in the case of Buyer that is claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments characterized as interest for U.S. federal income tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Transaction Document, IRS Form W- 8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN-E; or

(D) to the extent Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of Buyer are claiming the portfolio interest exemption, Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(iv) if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine whether Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3(q)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered pursuant to this Section 3(q) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(r) If any of the events described in Section 3(k), Section 3(n), Section 3(o) or Section 3(p) result in Buyer’s election to use the LIBOR Alternate Rate or EURIBOR Alternate Rate, or Buyer’s request for additional amounts, then Seller shall have the option to notify Buyer in writing of its intent to terminate all of the Transactions, terminate this Agreement and repurchase all of the Purchased Assets without payment of any Exit Fee, Unused Fee, Annual Fee or similar fee no later than five (5) Business Days after such notice is given to Buyer, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(h). The election by Seller to terminate the Transactions in accordance with this Section 3(r) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Assets.

(s) From and after the Facility Termination Date, Buyer shall have no further obligation to purchase any New Assets. On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyer hereunder, against the transfer by Buyer to Seller or its agent or nominee of each such Purchased Asset. Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder.

(t) Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof that are finalized or become effective after the date hereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities that are finalized or become effective after the date hereof, shall in each case be deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.

(u) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3 (including by the payment of additional amounts pursuant to this Section 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3(u) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). Notwithstanding anything to the contrary in this Section 3(u), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3(u) the payment of which would place the indemnified party in a less-favorable net after-Tax position than that which the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had not been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(v) Notwithstanding anything to the contrary set forth herein, but subject to Section 5(b) of this Agreement, if agreed by Buyer in its sole discretion, any payments to be made by Seller to Buyer hereunder, whether on account of Price Differential, Repurchase Price, fees or otherwise, may be made by Seller in the same Applicable Currency in which such payment obligation is denominated or in any other Applicable Currency, provided that a payment made in such other Applicable Currency must be made in an amount equal to the amount in such Applicable Currency determined at Spot Rate at the time of such payment (such payment an “Other Currency Payment”).

4.	MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS

(a) Buyer may determine and re-determine the Asset Base Components on any Business Day and on as many Business Days as it may elect. During the continuance of a Margin Credit Event with respect to one or more Purchased Assets, if at any such time the aggregate Purchase Price of all Purchased Assets is greater than the aggregate Asset Base Components of all Purchased Assets as determined by Buyer in Buyer’s sole good faith discretion and notified in writing and by telephone to Seller on any Business Day (a “Margin Deficit”), then Seller shall, not later than two (2) Business Days after receipt of notice of such Margin Deficit from Buyer, deliver to Buyer (i) cash in an amount sufficient to reduce the aggregate Purchase Price of the Purchased Assets to an amount equal to the aggregate Asset Base Components as re-determined by Buyer after giving effect to the delivery of cash by Seller to Buyer pursuant to this Section 4(a) or (ii) Cash Equivalents acceptable to Buyer with a market value that, when added to the aggregate Asset Base Components, equals or exceeds the aggregate Purchase Price; provided that, Seller shall not be required to cure a Margin Deficit unless and until the aggregate outstanding Margin Deficit of all Purchased Assets equals or exceeds $1,000,000 on any date of determination. Any cash delivered to Buyer pursuant to this Section 4(a) shall be applied by Buyer to reduce the Purchase Price of the applicable Purchased Assets. Any Margin Excess applied to the Margin Deficit pursuant to this Section 4(a) or Section 5(b)(i)(D) shall be applied by Buyer to increase the Purchase Price of the applicable Purchased Asset. For the purposes of this Section, with respect to any Foreign Purchased Assets, the applicable Asset Base Components and Purchase Prices will be calculated based on the Purchase Date Dollar Equivalent of the Purchase Prices and Market Values, as applicable, of such Foreign Purchased Assets.

(b) If at any such time the Purchase Price of any Purchased Asset is less than the Asset Base Component of such Purchased Asset (a “Margin Excess”), then Buyer shall, no later than five (5) Business Days after receipt of a request from Seller, transfer (i) cash in the Applicable Currency to Seller in an amount (not to exceed such Margin Excess) such that the Purchase Price of such Purchased Asset, after the addition of any such cash so transferred, will thereupon not exceed such Asset Base Component as re-determined by Buyer after giving effect to the delivery of cash by Buyer to Seller pursuant to this Section 4(b) and/or (ii) Cash Equivalents previously delivered to Buyer in accordance with Section 4(a) with a market value equal to such Margin Excess; provided that (i) no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from such funding, (ii) such funding shall not result in (x) the Aggregate Repurchase Price of all Purchased Assets exceeding the Facility Amount or (y) the Aggregate Foreign Asset Repurchase Price exceeding the Foreign Asset Facility Sub-Limit and (iii) each such funding shall be in an amount of not less than $100,000 (or, with respect to any Foreign Purchased Asset, the equivalent thereof in the Applicable Currency based on the applicable Spot Rate on the date of such funding). Any cash delivered by Buyer to Seller pursuant to this Section 4(b) shall be applied by Buyer to increase the Purchase Price of the applicable Purchased Asset. Buyer and Seller shall execute and deliver a restated Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset. Seller may not request funding under this Section 4(b) more than three (3) times in any calendar month.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) On or before the date hereof (or, with respect to the (i) GBP Controlled Account, on or before the Purchase Date of the first GBP Purchased Asset, and (ii) EUR Controlled Account, on or before the Purchase Date of the first EUR Purchased Asset), Seller and Buyer shall establish and maintain with the Depository Bank deposit accounts in the name of Seller and under the sole control of Buyer with respect to which the Controlled Account Agreement shall have been executed (such accounts, individually or collectively as the context may require, together with any replacement or successor thereof, the “Controlled Account”). Seller shall cause all Income with respect to the Purchased Assets to be deposited in the applicable Controlled Account. In furtherance of the foregoing, Seller shall cause Servicer to remit to the Controlled Account all Income received in respect of the Purchased Assets within two (2) Business Days of receipt. All Income in respect of the Purchased Assets, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Controlled Account.

(b) Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, Buyer shall cause Depository Bank to remit and apply all Income on deposit in the Controlled Account in respect of the Purchased Assets and the associated Hedging Transactions as follows:

(i)	with respect to all Income denominated in U.S. Dollars (“Dollar Income”):

(A) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the U.S. Purchased Assets as of such Remittance Date;

(B) second, to Buyer, any accrued and unpaid Unused Fee and all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(C) third, if a Principal Payment in respect of any U.S. Purchased Asset has been made during the related Collection Period and has not been disbursed in accordance with Section 5(c) below, to Buyer an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;

(D) fourth, if a Margin Deficit shall exist, to Buyer, an amount such that, after giving effect to such payment, the aggregate Purchase Price of the Purchased Assets is equal to the aggregate Asset Base Components of the Purchased Assets, as determined by Buyer after giving effect to such payment, to the extent of remaining funds in the Controlled Account (the foregoing calculations to be made in accordance with Section 4(a));

(E) fifth, if the Remittance Date coincides with a Remittance Date for Foreign Purchased Assets, to pay amounts due under Section 5(b)(ii)(A) – (B) after application of all Euro Income and Pound Income (applied pursuant to Section 5(b)(iii)(C)) therefor, such Dollar Income to, at Seller’s option, either (i) be applied against such amounts as Other Currency Payments, or (ii) be converted to Euros based on the Spot Rate as of the Remittance Date for such payment;

(F) sixth, if the Remittance Date coincides with a Remittance Date for Foreign Purchased Assets, to pay amounts due under Section 5(b)(iii)(A) – (B) after application of all Pound Income and Euro Income (applied pursuant to Section 5(b)(ii)(C)) therefor, such Dollar Income to, at Seller’s option, either (i) be applied against such amounts as Other Currency Payments, or (ii) be converted to Pounds Sterling based on the Spot Rate as of the Remittance Date for such payment;

(G) seventh, to Seller, the remainder, if any;

(ii)	with respect to all Income denominated in Euros (“Euro Income”):

(A) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the EUR Purchased Assets as of such Remittance Date;

(B) second, if a Principal Payment in respect of any EUR Purchased Asset has been made during the related Collection Period and has not been disbursed in accordance with Section 5(c) below, to Buyer an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;

(C) third, to pay amounts remaining due under Section 5(b)(iii)(A) – (B) after application of all Pound Income therefor, such Euro Income to, at Seller’s option, either (i) be applied against such amounts as Other Currency Payments, or (ii) be converted to Pounds Sterling based on the Spot Rate as of the Remittance Date for such payment;

(D) fourth, to pay amounts due under Section 5(b)(i)(A) – (D) after application of all Dollar Income therefor, such Euro Income to, at Seller’s option, either (i) be applied against such amounts as Other Currency Payments, or (ii) be converted to U.S. Dollars based on the Spot Rate as of the Remittance Date for such payment;

(E) fifth, to Seller, the remainder, if any;

(iii)	with respect to all Income denominated in Pounds Sterling (“Pound Income”):

(A) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the GBP Purchased Assets as of such Remittance Date;

(B) second, if a Principal Payment in respect of any GBP Purchased Asset has been made during the related Collection Period and has not been disbursed in accordance with Section 5(c) below, to Buyer an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;

(C) third, to pay amounts remaining due under Section 5(b)(ii)(A) – (B) after application of all Euro Income therefor, such Pound Income to, at Seller’s option, either (i) be applied against such amounts as Other Currency Payments, or (ii) be converted to Euros based on the Spot Rate as of the Remittance Date for such payment;

(D) fourth, to pay amounts due under Section 5(b)(i)(A) – (D) after application of all Dollar Income and Euro Income (applied pursuant to Section 5(b)(ii)(D)) therefor, such Pound Income to, at Seller’s option, either (i) be applied against such amounts as Other Currency Payments, or (ii) be converted to U.S. Dollars based on the Spot Rate as of the Remittance Date for such Payment;

(E) fifth, to Seller, the remainder, if any;

provided that if, (a) on any Remittance Date applicable only to U.S. Purchased Assets, the amounts deposited in the Controlled Account shall be insufficient to make the payments required under Section 5(b)(i)(A) – (C), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder or (b) on any Remittance Date applicable to both U.S. Purchased Assets and Foreign Purchased Assets, the amounts deposited in the Controlled Account shall be insufficient to make the payments required under Section 5(b)(i)(A) – (C), Section 5(b)(ii)(A) – (B) or Section 5(b)(iii)(A) – (B), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.

(c) Unless an Event of Default shall have occurred and be continuing, with respect to any unscheduled Principal Payment (including net sale proceeds) in respect of any Purchased Asset for which the Income thereof has been received by Depository Bank during any Collection Period, Buyer shall cause Depository Bank to remit and apply such payment, no later than two (2) Business Days after Buyer’s receipt of notice from Seller of its intent to apply such payment in accordance with this Section 5(c), as follows:

(i) first, to Buyer, if a Margin Deficit shall exist, an amount such that, after giving effect to such payment, the aggregate Purchase Price of the Purchased Assets (calculated in accordance with Section 4(a)) is equal to the aggregate Asset Base Components of the Purchased Assets (calculated in accordance with Section 4(a)), as determined by Buyer after giving effect to such payment, to the extent of remaining funds in the Controlled Account (which payment, with respect to any Principal Payment that is not in U.S. Dollars shall be converted to U.S. Dollars at the applicable Spot Rate for such payment or, if agreed by Buyer in its sole discretion, be applied as Other Currency Payments;

(ii) second, to Buyer, an amount equal to the product of the amount of such Principal Payment multiplied by the applicable Purchase Percentage; and

(iii) third, to Seller, the remainder, if any.

(d) If an Event of Default shall have occurred and be continuing, all Income on deposit in the Controlled Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as determined in Buyer’s sole discretion pursuant to Section 14(b)(ii).

(e) If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Asset or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Asset (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following Seller’s receipt of such notice.

(f) Subject to the other provisions hereof, Seller shall be responsible for all Transaction Costs in respect of any Purchased Assets to the extent it would be so obligated if the Purchased Assets had not been sold to Buyer. Buyer shall provide Seller with notice of any Transaction Costs, and Seller shall pay the amount of any Transaction Costs to Buyer by 11:00 a.m., New York time, on the later of (i) five (5) Business Days after the date on which Buyer has informed Seller that such amount is due under the Purchased Asset Documents and (ii) three (3) Business Days following Seller’s receipt of such notice.

6.	SECURITY INTEREST

(a) Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets for all purposes (other than for U.S. Federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Assets. However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the following (collectively, the “Repurchase Assets”):

(i) all of the Purchased Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Assets) and related Servicing Rights;

(ii) all Income from the Purchased Assets;

(iii) all insurance policies and insurance proceeds relating to any Purchased Asset or the related Eligible Property;

(iv) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;

(v) all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing;

(vi) the Foreign Assignment Agreements, if any; and

(vii) any other property, rights, titles or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Asset Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

(b) With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Sections 6(c) and 6(d), Buyer shall, during the continuance of an Event of Default, have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law (including the equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction (with respect to Foreign Purchased Assets)) and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Sections 6(c) and 6(d) one or more UCC financing statements in form satisfactory to Buyer (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Assets), and shall forward copies of such filings to Seller upon completion thereof, (ii) with respect to any Foreign Purchased Assets, Buyer, at Seller’s sole cost and expense, shall make any and all necessary and customary filings, notices or other required actions in the applicable non-U.S. jurisdiction to maintain the perfection and priority of the outright transfer and the security interest granted hereby and in the Foreign Assignment Agreement (collectively, the items in (i) and (ii), the “Filings”), and (iii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be reasonably necessary or as may be reasonably requested by Buyer with respect to the perfection and priority of the outright transfer of the Purchased Assets and the security interest granted hereunder and by any Foreign Assignment Agreement in the Repurchase Assets and the rights and remedies of Buyer with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement).

(c) Seller hereby pledges and grants to Buyer, for the benefit of Buyer, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to Seller’s rights under all Hedging Transactions relating to Purchased Assets entered into by Seller and all proceeds thereof. Seller shall take all action as is reasonably necessary to obtain consent to assignment of any such Hedging Transaction to Buyer and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Buyer to redirect payments under such Hedging Transaction as Buyer may direct. So long as no Event of Default shall be continuing, Buyer agrees that it will not redirect payments under any Hedging Transaction pledged to Buyer pursuant to the terms of this Section 6(c).

(d) Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Controlled Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Controlled Account.

(e) In connection with the repurchase by Seller of any Purchased Asset in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Asset and any Income related thereto to Seller and to evidence the termination of Buyer’s security interest therein including, without limitation, UCC termination statements.

7.	PAYMENT, TRANSFER AND CUSTODY

(a) Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Assets and all rights thereunder shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction. Buyer will provide Seller with a power of attorney, substantially in the form attached as Exhibit II-2 hereto, allowing Seller to administer, operate and service such Purchased Assets. Provided that no Event of Default shall have occurred and be continuing, the power of attorney (including, subject to the terms of this Agreement, the exercise of any voting or similar rights by Seller) shall be binding upon Buyer and Buyer’s successors and assigns.

(b) With respect to each Table Funded Purchased Asset (or any Transaction for which Buyer approves the utilization of a Bailee or Undertaker), Seller shall cause Bailee or Undertaker, as applicable, to deliver to Buyer by no later than 1:00 p.m. (New York time), on the Purchase Date, in writing (including by email transmission), (i) with respect to U.S. Purchased Assets, a true and complete copy of the related Mortgage Note, Mezzanine Note, LLC Certificate or Participation Certificate (as applicable), the Insured Closing Letter and Escrow Instructions, if any, and the executed Bailee Agreement, and (ii) with respect to Foreign Purchased Assets, a true and complete copy of the related Transfer Certificate and Foreign Assignment Agreement (as applicable) and the executed Undertaking Letter. In connection with the sale of each Purchased Asset, not later than 1:00 p.m. (New York time), two (2) Business Days prior to the related Purchase Date (or with respect to a Table Funded Purchased Asset (or any Transaction for which Buyer approves the utilization of a Bailee or Undertaker) not later than 1:00 p.m. (New York time) on the third (3rd) (or, in the case of a Foreign Purchased Asset, the seventh (7th)) Business Day following the applicable Purchase Date), (A) with respect to U.S. Purchased Assets, Seller shall deliver or cause Bailee to deliver (with a copy to Buyer) and release to Custodian (together with the Purchased Asset File Checklist), and shall cause Custodian to deliver a Trust Receipt on the Purchase Date (or in the case of a Table Funded Purchased Asset (or any Transaction for which Buyer approves the utilization of a Bailee), not later than two (2) Business Days following the receipt by Custodian) confirming the receipt of, the following original (or where indicated below, copied) documents, to the extent applicable, with respect to each U.S. Purchased Asset identified in the Purchased Asset File Checklist delivered therewith and (B) with respect to Foreign Purchased Assets, (x) Seller shall deliver or cause Bailee to deliver (with a copy to Buyer) and release to Custodian (together with the Purchased Asset File Checklist), and shall cause Custodian to deliver a Trust Receipt on the Purchase Date (or in the case of a Table Funded Purchased Asset (or any Transaction for which Buyer approves the utilization of a Bailee or Undertaker), not later than two (2) Business Days following the receipt by Custodian) confirming the receipt of, the original Foreign Assignment Agreement and original Transfer Certificate and (y) simultaneously with the foregoing, Seller shall deliver or cause Undertaker to deliver to Buyer an Undertaking Letter with respect to the remaining documents listed below (all of the documents listed below, with respect to any Purchased Asset, collectively, the “Purchased Asset Documents”):

With respect to each Purchased Asset that is a Mortgage Loan or a Participation Interest, the following documents, as applicable:

(i) the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of “                 ” without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note attached thereto;

(ii) the original loan agreement and guaranty, if any, executed in connection with the Purchased Asset;

(iii) the original Mortgage with evidence of recording thereon (or, in the case of a Foreign Purchased Asset, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction to perfect a valid first priority security in the Mortgaged Property (“Foreign Filing”)), or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Asset, that has been submitted for Foreign Filing, as applicable);

(iv) with respect to the Mortgage, the originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon (or, in the case of a Foreign Purchased Asset, with evidence of Foreign Filing), or true and correct copies of the originals that have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Asset, that has been submitted for Foreign Filing, as applicable);

(v) the original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”);

(vi) with respect to any Foreign Purchased Asset, copies or, to the extent originals are customarily required in the applicable jurisdiction of such Foreign Purchased Asset, originals of all Transfer Certificates duly executed by the relevant parties;

(vii) with respect to any Foreign Purchased Asset, an original of the Foreign Assignment Agreement;

(viii) the originals of all intervening assignments of mortgage (if any) with evidence of recording thereon (or, in the case of a Foreign Purchased Asset, with evidence of Foreign Filing), or copies thereof;

(ix) with respect to any U.S. Purchased Asset, the original Title Policy or, if the original Title Policy has not been issued, a copy of the irrevocable marked commitment to issue the same;

(x) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset and, together, in the case of any Foreign Purchased Asset, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction necessary to perfect a valid first priority security interest in the relevant Mortgaged Property;

(xi) the original Assignment of Leases, if any, with evidence of recording thereon (or, in the case of a Foreign Purchased Asset, with evidence of Foreign Filing), or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Asset, that has been submitted for Foreign Filing, as applicable);

(xii) the originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon (or, in the case of a Foreign Purchased Asset, with evidence of Foreign Filing), or copies thereof;

(xiii) a copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof (or, with respect to any Foreign Purchased Asset, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) together with evidence that such UCC financing or continuation statements (or such equivalent) have been sent for filing, and UCC assignments in blank, which UCC assignments (or such equivalent) shall be in form and substance acceptable for filing in the applicable jurisdictions;

(xiv) the original environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any);

(xv) the original omnibus assignment in blank or such other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Asset (if any);

(xvi) a Survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy (or, with respect to any Foreign Purchased Asset, as accepted by Buyer);

(xvii) a copy of all servicing agreements related to such Purchased Asset;

(xviii) a copy of the Mortgagor’s opinions of counsel;

(xix) with respect to any Foreign Purchased Asset, a Property Report and an overview thereon prepared by Seller’s counsel addressed to or capable of being relied on by Buyer or its designee upon registration of Buyer or its designee as lender of record (if available);

(xx) in the case of a Purchased Asset that is a Participation Interest, the original Participation Certificate evidencing such Participation Interest together with an assignment in blank;

(xxi) in the case of a Purchased Asset that is a Participation Interest, the participation agreement and any other documents evidencing such Participation Interest;

(xxii) an assignment of any management agreements, permits, contracts and other material agreements (if any);

(xxiii) the original or a copy of the intercreditor or co-lender agreement (if any) executed in connection with the Purchased Asset to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with senior, junior or similar financing, whether mortgage financing or mezzanine loan financing;

(xxiv) copies of all documents relating to the formation and organization of the related obligor under such Purchased Asset, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Asset; and

(xxv) all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Asset, executed and delivered in connection with, or otherwise relating to, such Purchased Asset, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property;

(xxvi) with respect to any Foreign Purchased Asset, any other documentation that is reasonable and customary in the relevant non-U.S. jurisdiction to effect the purpose of the applicable Transaction.

With respect to each Purchased Asset that is a Mezzanine Loan, the following documents, as applicable:

(i) the original executed Mezzanine Note relating to such Mezzanine Loan, which Mezzanine Note shall (A) be endorsed (either on the face thereof or pursuant to a separate allonge) by the most recent endorsee prior to the applicable Seller, without recourse, to the order of such Seller and further reflect a complete, unbroken chain of endorsement from the related originator to such Seller and (B) be accompanied by a separate allonge pursuant to which such Seller has endorsed such Note, without recourse, in blank;

(ii) true and correct copies of the related intercreditor agreement (if any) and the related Mezzanine Pledge Agreement and all other material documents (including, without limitation, opinions of counsel) or agreements relating to such Mezzanine Loan or affecting the rights (including, without limitation, the security interests) of any holder thereof;

(iii) as applicable, true and correct copies of any assignment, assumption, modification, consolidation or extension made prior to the related Purchase Date in respect of such Mezzanine Note or any document or agreement referred to in clause (ii) above, in each case, if the document or agreement being assigned, assumed, modified, consolidated or extended is recordable, with evidence of recording thereon (unless the particular item has not been returned from the applicable recording office);

(iv) as applicable, an original assignment of each agreement referred to in clause (ii) above, in recordable form if the agreement being assigned is a recordable document, executed in blank by the applicable Seller;

(v) if certificated, each LLC Certificate, together with an undated power covering each such certificate, duly executed in blank;

(vi) copies of all UCC financing statements filed in respect of such Mezzanine Loan prior to the related Purchase Date, including all amendments and assignments related thereto, if any, in each case with evidence of filing in the applicable jurisdiction indicated thereon;

(vii) an original assignment of each UCC financing statement filed in respect of such Mezzanine Loan, prepared in blank, in form suitable for filing;

(viii) the related original omnibus assignment, if any, executed in blank;

(ix) the original Title Policy for such Mezzanine Loan (provided that any exception to this item shall note whether the related Purchased Asset File includes a “marked up” commitment or proforma policy marked as binding and countersigned or evidenced as binding by an escrow letter or closing instructions), if any, together with an original mezzanine endorsement, if any, and date down to owner’s policy, if any;

(x) any additional documents identified on the related Purchased Asset File Checklist delivered to Custodian in accordance with Article II of this Agreement; and

(xi) any additional documents required to be added to the related Purchased Asset File pursuant to this Agreement.

provided that if Seller cannot deliver, or cause to be delivered, any of the original documents and/or instruments required to be delivered as originals under the provisions above (excluding the Mortgage Note, Assignment of Mortgage, Mezzanine Note and LLC Certificate, as applicable, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and, unless waived by Buyer, an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original. Seller shall then, (A) use commercially reasonable efforts to obtain and deliver the original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using commercially reasonable efforts to obtain the original), (B) after the expiration of such best efforts period, deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document and (C) thereafter have no further obligation to deliver the related original document.

(c) From time to time, Seller shall forward to Custodian or Undertaker additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian or Undertaker shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian or Undertaker promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including Custodian), or Undertaker, as applicable, Seller shall execute an omnibus power of attorney substantially in the form of Exhibit II-1 attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record any Assignment of Mortgage or Transfer Certificate, (ii) complete the endorsement of any Mortgage Note, Mezzanine Note, LLC Certificate or Participation Certificate (as applicable) and (iii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records; which power, in each case, Buyer agrees will only be exercised during the continuance of an Event of Default. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian or Undertaker to be held by Custodian or Undertaker, as applicable, on behalf of Buyer. The Purchased Asset Files shall be maintained in accordance with Custodial Agreement or applicable Undertaking Letter, as applicable. Any Purchased Asset File not delivered to Buyer or its designee (including Custodian) or Undertaker is and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee or Undertaker. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Buyer. Seller or its designee (including Custodian) or Undertaker shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.

(d) On the date of this Agreement, Buyer shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:

(i) Transaction Documents. (A) This Agreement, duly executed and delivered by Seller and Buyer (including all exhibits); (B) the Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian; (C) the Controlled Account Agreement, duly executed and delivered by Seller, Buyer and Depository Bank (provided, however, that Buyer shall not receive the (1) GBP Controlled Account Agreement until the date that is on or before the Purchase Date of the first GBP Purchased Asset, and (2) EUR Controlled Account Agreement until the date that is on or before the Purchase Date of the first EUR Purchased Asset); (D) the Fee Letter, duly executed and delivered by Seller and Buyer; (E) the Guaranty, duly executed and delivered by Guarantor; (F) the power of attorney executed by Seller in the form of Exhibit II-1; (G) the Servicing Agreement and Servicer Acknowledgement duly executed by the parties thereto (provided, however, that Buyer shall not receive the (1) GBP Servicing Agreement or (if required by Buyer) GBP Servicer Acknowledgment until the date that is on or before the Purchase Date of the first GBP Purchased Asset, and (2) EUR Servicing Agreement or (if required by Buyer) EUR Servicer Acknowledgment until the date that is on or before the Purchase Date of the first EUR Purchased Asset); (H) the Filings; and (I) the Ratification Agreement, together with any other documents necessary or requested by Buyer to perfect the security interest granted by Seller in favor of Buyer, for the benefit of Buyer, under this Agreement or any other Transaction Documents;

(ii) Fees and Costs. All Transaction Costs payable to Buyer in connection with the negotiation of the Transaction Documents;

(iii) Organizational Documents. Certified copies of the organizational documents of Seller and Guarantor and resolutions or other documents evidencing the authority of Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller and/or Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller or Guarantor, as the case may be, to the contrary);

(iv) Legal Opinion. Opinions of counsel to Seller and Guarantor in form and substance satisfactory to Buyer as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be requested by Buyer; and

(v) Other Documents. Such other documents as Buyer may reasonably request prior to the date hereof.

8.	CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED ASSETS

(a) Subject to the terms and conditions of this Agreement, title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Assets in accordance with the terms and conditions of the Purchased Asset Documents. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging (at Buyer’s sole expense) in repurchase transactions with the Purchased Assets with Persons in conformity with the terms and conditions of the Purchased Asset Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets to Persons in conformity with the terms and conditions of the Purchased Asset Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller other than as permitted herein. Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.	EXTENSION OF FACILITY TERMINATION DATE; REDUCTION OF FACILITY AMOUNT

(a) At the request of Seller delivered to Buyer no earlier than ninety (90) days and no later than thirty (30) days before each anniversary of the date of this Agreement, Seller may request that Buyer add an additional one (1) year to the term of the Facility and extend the Facility Termination Date for a one (1) year period (each such additional one-year term, an “Extension Term”). Such request may be approved or denied in Buyer’s sole discretion (on the same terms or such different terms as may be determined by Buyer at such time in its sole discretion), and in any case shall be approved and be effective only if (i) no Default, Event of Default or Margin Deficit shall exist on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) all representations and warranties in this Agreement shall be true, correct, complete and accurate in all material respects as of the date of Seller’s request to extend and as of the applicable anniversary of the date of this Agreement (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to such date and approved by Buyer), and (iii) Seller shall have paid the Extension Fee to Buyer in accordance with the Fee Letter.

(b) On each anniversary of the date of this Agreement, Seller may, upon at least five (5) Business Days’ prior notice to Buyer, permanently reduce in part the unused portions of the Facility Amount; provided, however, that (i) each such partial reduction of the Facility Amount shall be in an aggregate amount of $5,000,000 or a multiple thereof, (ii) after giving effect to such reduction, the aggregate Purchase Price of all Purchased Assets (calculated, with respect to any Foreign Purchased Assets, based on the Purchase Date Dollar Equivalents of the Purchase Prices for such Foreign Purchased Assets) shall not exceed the Facility Amount, (iii) there shall be a corresponding proportionate reduction of the Foreign Asset Facility Sub-Limit, and after giving effect to such reduction, the aggregate Purchase Price of all Foreign Purchased Assets (calculated based on the Purchase Date Dollar Equivalents of the Purchase Prices for such Foreign Purchased Assets) shall not exceed the Foreign Asset Facility Sub-Limit (as so reduced), and (iv) the Facility Amount shall not be reduced below $50,000,000.

10.	REPRESENTATIONS

Seller represents and warrants to Buyer that as of the date of this Agreement and as of each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding or at such other time specified:

(i) Organization. Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware; (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business; and (C) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary to (1) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted, (2) execute, deliver and perform its obligations under, this Agreement and the other Transaction Documents and (3) enter into the Transactions.

(ii) Authorization; Due Execution; Enforceability. The execution, delivery and performance by Seller of each of this Agreement and each of the Transaction Documents have been duly authorized by all necessary limited liability company or other action on its part. The Transaction Documents have been duly executed and delivered by Seller for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Non-Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of the organizational documents of Seller (B) conflict with any applicable law (including, without limitation, Prescribed Laws), rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, (C) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (D) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound.

(iv) Litigation; Requirements of Law. Except as disclosed in writing to Buyer on or before the date of this Agreement and from time to time, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets which

(A) is reasonably likely to, individually or in the aggregate, result in any Material Adverse Effect;

(B) is reasonably likely to have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents; or (C) makes a claim or claims for payment of an amount greater than $500,000 (or the equivalent thereof in any other currency based on the Spot Rate). Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v) No Broker. Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets pursuant to any Transaction Documents.

(vi) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Buyer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of set-off, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents) by Seller to assign, convey, transfer or participate in such Purchased Assets, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Assets to Buyer, and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets (other than for U.S. Federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to this Agreement. In the event that the related Transaction is recharacterized as a secured financing of the Purchased Assets and with respect to the security interests granted in Sections 6(a), 6(c) and 6(d), the provisions of this Agreement and the filing of the Filings (together, with respect to any Foreign Purchased Asset, with the relevant Foreign Assignment Agreement) are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Section 6(a) and the other collateral specified in Sections 6(c) and 6(d), and Buyer shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral to the extent such security interest can be perfected by filing or by delivery to and possession by Custodian or delivery to the Controlled Account, subject to no lien or rights of others other than as granted herein.

(vii) No Default; No Material Adverse Effect. No Default or Event of Default exists under or with respect to the Transaction Documents. To Seller’s knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Buyer of in writing.

(viii) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File. Each Purchased Asset sold hereunder, as of the applicable Purchase Date for the Transaction in question, conforms to the applicable representations and warranties set forth in Exhibit III attached hereto, except as has been disclosed to Buyer in an Exception Report prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Asset. It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Buyer in writing prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Asset), shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian). With respect to each Purchased Asset, the Mortgage Note, Mezzanine Note, LLC Certificate or Participation Certificate (as applicable), the Mortgage (if any), the Assignment of Mortgage (if any), the Transfer Certificate (if any), the

Pledge Agreement (if any), any assignments of the foregoing and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered (or with respect to Table Funded Purchased Assets (or any Purchased Asset for which Buyer has approved the utilization of a Bailee) shall be delivered in accordance with Section 7(b)) to Buyer or Custodian on its behalf or such requirement will have been expressly waived in writing by Buyer. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian.

(ix) Adequate Capitalization; No Fraudulent Transfer. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and has paid, its debts as they come due. Seller has not become, and is not presently, insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents, including, after giving effect to any Transaction, within the meaning of applicable Insolvency Law. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any New Assets with any intent to hinder, delay or defraud any of its creditors. For purposes of this Section 10(ix), “debt” means “liability on a claim”, “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(x) Organizational Documents. Seller has delivered to Buyer true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi) No Encumbrances. There are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(xii) No Investment Company or Holding Company. Neither Seller nor Guarantor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xiii) Taxes. Seller has filed or caused to be filed all tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes due and payable on or before the date hereof and all Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against any of Seller’s assets; and, to Seller’s knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges.

(xiv) ERISA. Neither Seller nor any ERISA Affiliate (A) sponsors or maintains any Plans or (B) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans. Seller does not hold Plan Assets, and assuming the assets of Buyer do not include Plan Assets the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar Laws to which the assets of Seller are subject.

(xv) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller that are unsatisfied of record or docketed in any court located in the United States of America or any non-U.S. jurisdiction and no Act of Insolvency has ever occurred with respect to Seller.

(xvi) Full and Accurate Disclosure. No information provided pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii) Financial Information. All financial data concerning Seller and Guarantor and all data concerning the Purchased Assets that has been delivered to Buyer by Seller, any Affiliate of Seller or Seller’s advisors is true and correct in all material respects and, does not omit any such material data in the possession of or otherwise available to Seller or Guarantor and has been prepared in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no material adverse change in the business or financial condition of Seller or Guarantor or the Purchased Assets, or in the results of operations of Seller or Guarantor.

(xviii) Jurisdiction of Organization. Seller’s jurisdiction of organization is the State of Delaware.

(xix) Location of Books and Records. The location where Seller keeps its books and records is at its chief executive office at 399 Park Avenue, 18th Floor New York, NY 10022.

(xx) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit V attached to this Agreement.

(xxi) Use of Proceeds; Regulations T, U and X. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents; provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Regulations T, U or X.

(xxii) Regulatory Status. Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(xxiii) Hedging Transactions. As of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxiv) Anti-Money Laundering. The operations of Seller, Guarantor and their Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those required by the Prescribed Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller or Guarantor or any of their Subsidiaries with respect to the Prescribed Laws is pending or, to the best knowledge of Seller, threatened.

(xxv) OFAC.

(A) None of Seller, any director, officer or employee of Seller, or to Seller’s knowledge, any agent, Affiliate or representative of Seller, is a Person that is, or is owned or controlled by a Person that is: (1) the subject of any sanction administered or enforced by OFAC or any Foreign Sanctions Authority (collectively, “Sanctions”); or (2) located, organized or resides in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria.

(B) Seller is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with (1) any Person that at the time of dealing or transaction is or was the subject of Sanctions, or (2) in any country or territory that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxvi) Anti-Corruption.

(A) None of Seller, its directors, officers, or employees, or, to Seller’s knowledge, any agent, Affiliate or representative of Seller or any Affiliate of them, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of applicable anti-corruption or anti-bribery laws.

(B) Seller and, to Seller’s knowledge, Seller’s Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this Section 10(xxvi).

(xxvii) Centre of Main Interests. Seller warrants, represents and covenants that it has not (A) taken any action that would cause its “centre of main interests” (as such term is used in the European Insolvency Regulation) to be located in the United Kingdom, Europe or any jurisdiction other than the United States or (B) registered as a company in any jurisdiction other than the State of Delaware.

11.	NEGATIVE COVENANTS OF SELLER

On and as of date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding, Seller shall not without the prior written consent of Buyer:

(a) subject to Seller’s right to repurchase the Purchased Assets, take any action which would directly or indirectly materially impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to such Purchased Asset with any Person other than Buyer, except where such Purchased Asset is simultaneously repurchased from Buyer in accordance with this Agreement;

(c) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement or the Foreign Assignment Agreement;

(d) create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Assets for the benefit of any Person other than Buyer;

(e) consent or assent to a Significant Modification of any Purchased Asset without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned so long as no Event of Default is continuing);

(f) take any action or permit such action to be taken which would result in a Change of Control without the prior written consent of Buyer in its sole discretion; provided Buyer’s consent shall not be unreasonably withheld with respect to a Change of Control which relates to CLNS’s Control over Colony Capital Operating Company, LLC;

(g) during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(h) sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(i) engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other similar Laws to which the assets of Seller are subject assuming in all events that the assets of Buyer do not include Plan Assets;

(j) [Intentionally omitted];

(k) seek its dissolution, liquidation or winding up, in whole or in part;

(l) incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a Single-Purpose Entity;

(m) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned);

(n) acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents without the prior written consent of Buyer unless such right or interest becomes a Purchased Asset hereunder;

(o) knowingly, directly or indirectly use the proceeds from any Transaction, or lend contribute or otherwise make available such proceeds to any other Person (i) to fund or facilitate any activities or business (A) of or with any Person that, at the time of such funding or facilitation, is the subject of Sanctions, or (B) in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including Buyer);

(p) knowingly, directly or indirectly use the proceeds from any Transaction or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws, rules, or regulations; or

(q) take any action that will cause its “centre of main interests” (as such term is used in the European Insolvency Regulation) to be located in the United Kingdom, Europe or any jurisdiction other than the United Sates or register as a company in any jurisdiction other than the State of Delaware.

12.	AFFIRMATIVE COVENANTS OF SELLER

On and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(a) Seller shall promptly notify Buyer of any event and/or condition that is likely to have a Material Adverse Effect of which Seller has knowledge.

(b) Seller shall give notice to Buyer of the following (together with details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):

(i) promptly upon receipt by Seller of notice or knowledge of the occurrence of any Default or Event of Default;

(ii) with respect to any Purchased Asset sold to Buyer hereunder, promptly following receipt of any unscheduled Principal Payment (in full or in part);

(iii) with respect to any Purchased Asset sold to Buyer hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been materially damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and affect adversely the value of such Mortgaged Property;

(iv) promptly upon receipt of notice by Seller or knowledge of (A) any Purchased Asset that becomes a Defaulted Asset, (B) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s knowledge, the underlying collateral therefor, or (C) any event or change in circumstances that has or could reasonably be expected to have a material and adverse effect on the Market Value of a Purchased Asset;

(v) promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings directly affecting Seller or directly affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any material action to be taken in connection with the transactions contemplated hereby, (B) makes a claim or claims in an aggregate amount greater than $500,000 (or the equivalent thereof in any other currency based on the Spot Rate), (C) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect or (D) raises any lender licensee issues with respect to any Purchased Asset;

(vi) promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has knowledge, whether or not consent to such transfer is required under the applicable Purchased Asset Documents; and

(vii) promptly, and in any event within ten (10) days after Seller or any of its ERISA Affiliates knows or has reason to know that any “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(c) To the extent in the possession of Seller or otherwise available, Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10 hereof.

(d) Seller shall defend the right, title and interest of Buyer in and to the Purchased Assets and any Hedging Transactions against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Buyer hereunder), and take any such other action as is necessary to obtain or preserve a first priority perfected security interest in the Purchased Assets and any Hedging Transactions.

(e) Seller will permit Buyer or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Assets and the conduct and operation of its business related thereto at such reasonable times and with reasonable frequency requested by Buyer or its designated representative and to make copies of extracts of any and all thereof.

(f) If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), or the equivalent thereof in any non-U.S. jurisdiction, such note, instrument or chattel paper shall be immediately delivered to Buyer or its designee upon receipt by Seller, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Asset, Seller shall immediately deliver or forward such item of collateral or other security to Buyer or its designee upon receipt by Seller, together with such instruments of assignment as Buyer may reasonably request.

(g) Seller shall provide (or cause to be provided) to Buyer the following financial and reporting information:

(i) the Monthly Statement;

(ii) the Quarterly Report, together with all operating statements and occupancy information that Seller or Servicer has received relating to the Purchased Assets for the related fiscal quarter;

(iii) Guarantor’s Financial Covenant Compliance Certificate;

(iv) within forty-five (45) days following the end of each of the first three quarters, and within ninety (90) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Buyer certifying, after due inquiry, to such officer’s knowledge, that, except as otherwise disclosed therein, during such fiscal quarter or year, as applicable, Seller has observed or performed all of its material covenants and other material agreements, and satisfied every material condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that there has occurred no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a Material Adverse Effect;

(v) within ten (10) Business Days after Buyer’s request, such further information with respect to the operation of any Mortgaged Property, Purchased Asset, the financial affairs of Seller or Guarantor and any Plan and Multiemployer Plan as may be reasonably requested by Buyer, including all business plans prepared by or for Seller, to the extent in the possession of Seller or otherwise available;

(vi) upon the request of Buyer no more often than annually, updated Appraisals of the Mortgaged Properties relating to the Purchased Assets, at Seller’s sole cost and expense; and

(vii) within ten (10) Business Days after Buyer’s request, such other reports as Buyer shall reasonably request to the extent in the possession of Seller or otherwise available.

Notwithstanding anything to the contrary contained in this Section 12 or otherwise in this Agreement, Seller’s failure to deliver any financial statements required pursuant to this Section 12(g) shall not constitute an Event of Default under this Agreement to the extent that such financial statements have been publicly posted on the official website of Guarantor or its parent or appropriately filed with the SEC. Seller shall promptly deliver electronic notice to Buyer after the posting of any financial statements required to be delivered hereunder to Guarantor’s website or the filing of same with the SEC together with a link to such posted or filed financial statements.

(h) Seller shall at all times comply in all material respects with all laws (including, without limitation, Prescribed Laws), ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(i) Seller agrees that, from time to time upon the prior written request of Buyer, Seller shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with all Prescribed Laws and to fully effectuate the purposes of this Agreement; provided, however, that nothing herein shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its respective Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the Prescribed Laws and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates: (A) that neither Seller, nor, any of its Affiliates, is a Prohibited Person and (B) Seller is not acting on behalf of or on behalf of any Prohibited Person. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this Section 12(i) of which Seller has knowledge.

(j) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k) Seller shall advise Buyer in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Assets are held not less than ten (10) Business Days prior to taking any such action.

(l) Seller shall pay when due all Transaction Costs. Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Assets that, in each case, in any manner would create any lien or charge upon the Purchased Assets, except for any such liens granted under the Transaction Documents and any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(m) Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.

(n) Seller shall maintain all records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish Buyer, upon request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Assets and the conduct and operation of its business.

(o) Seller shall provide Buyer with notice of each modification of any Purchased Asset Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(p) Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request, in each case to the extent in the possession of Seller or Servicer or otherwise available.

(q) Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Asset that has become a Defaulted Asset.

(r) Seller shall not cause any Purchased Asset to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.

(s) If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer if required, together with all related and necessary duly executed Transfer Documents to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(t) Seller shall not permit Sponsor or Guarantor to internalize its management without Buyer’s prior written approval, which shall not be unreasonably withheld.

13.	SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer and covenants with Buyer that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding; provided that, without limiting the obligations of Guarantor under the Guaranty, it is understood that nothing contained in this Section 13 or elsewhere in this Agreement shall obligate the direct or indirect owners of Seller to make capital contributions to Seller to enable Seller to meet its obligations under this Agreement:

(a) it is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due;

(b) it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;

(c) it has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence;

(d) it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates (that is not a Seller), its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);

(e) it has been, is, will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;

(f) it has not owned and will not own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Transactions; provided, however, that Seller shall not be in breach of this provision to the extent that Seller acquires or originates a New Asset under its good faith belief, on such date of acquisition or origination, as applicable, that such New Asset will become a Purchased Asset, so long as such New Asset is promptly transferred by Seller;

(g) it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing, securitizing and disposition of the Purchased Assets and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents; provided, however, that Seller shall not be in breach of this provision to the extent that Seller acquires or originates a New Asset under its good faith belief, on such date of acquisition or origination, as applicable, that such New Asset will become a Purchased Asset, so long as such New Asset is promptly transferred by Seller;

(h) it has not entered into, and will not enter into, any contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such affiliate;

(i) it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $500,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing, securitizing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred;

(j) it shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets or New Assets which Seller believes in good faith, on the date of origination or acquisition, as applicable, will become a Purchased Asset, so long as such New Asset is promptly transferred by Seller);

(k) it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(l) neither it nor Guarantor will seek the dissolution, liquidation or winding up, in whole or in part of Seller;

(m) except as otherwise permitted herein, it will not commingle its funds and other assets with those of any of its Affiliates (that is not a Seller) or any other Person;

(n) it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates (that is not a Seller) or any other Person;

(o) it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person (that is not a Seller);

(p) it will (i) have at all times at least one (1) Independent Director and (ii) provide Buyer with up-to-date contact information for all Independent Directors and a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;

(q) its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(r) it shall not, without the consent of its Independent Directors, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; and

(s) it shall not have any employees.

Notwithstanding anything to the contrary contained herein or in any other Transaction Document, so long as this Agreement shall remain in effect, Seller may enter into one or more asset transfer agreements to transfer Purchased Assets to a securitization seller, depositor, trust, issuer or other similar Person; provided that (i) Seller does not have any financial liability or obligation under any such asset transfer agreement, and (ii) Guarantor or another Person (other than Seller) agrees to be responsible and liable for the performance of any and all financial obligations of Seller under any such asset transfer agreement or arising in connection therewith.

14.	EVENTS OF DEFAULT; REMEDIES

(a) Events of Default. The following shall constitute an event of default by Seller hereunder (each, an “Event of Default”):

(i) failure of Seller to repurchase one or more Purchased Assets on the applicable Repurchase Date;

(ii) failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii) (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof free of any adverse claim, liens and other rights of others (other than as granted herein); (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority perfected security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof; or (C) if any of the Transaction Documents shall cease to be in full force and effect (other than as a direct result of an intentional act or omission by Buyer in breach of this Agreement) or if the enforceability of any of them is challenged or repudiated by Seller, Guarantor or any of their Affiliates, and in the case of clauses (A) or (B) of the foregoing, such condition is not cured by Seller within three (3) Business Days after the earlier of (i) notice thereof from Buyer to Seller or (ii) Seller otherwise obtaining knowledge thereof;

(iv) failure of Seller to make the payments required under Section 4(a) or Section 5(b) hereof on the date such payment is due;

(v) failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified for such payments five (5) Business Days after notice thereof to Seller from Buyer;

(vi) breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement and such breach shall not be cured within five (5) Business Days after the earlier of (A) delivery of written notice by Buyer to Seller thereof or (B) Seller otherwise obtaining knowledge of such breach or failure to perform;

(vii) a Change of Control shall have occurred that has not been consented to by Buyer; provided Buyer’s consent shall not be unreasonably withheld with respect to a Change of Control which relates to CLNS’s Control over Colony Capital Operating Company, LLC;

(viii) any representation made by Seller herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (subject to any exceptions disclosed to Buyer in an Exception Report prior to issuance of the Confirmation by Buyer) which incorrect or untrue representation is not cured within five (5) Business Days of receipt of notice by Seller; provided that the representations and warranties made by Seller in Sections 10(vi) or 10(viii) (in the case of Section 10(vi), with respect to the affected or Purchased Assets only) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit III without regard to any knowledge qualifier therein), and Buyer’s sole remedy with respect thereto shall be to terminate the related Transaction, in which case Seller shall repurchase the related Purchased Asset(s) on an Early Repurchase Date no later than five (5) Business Days after receiving written notice from Buyer of such termination; provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made and such exception was not disclosed to Buyer in an Exception Report, such misrepresentation shall constitute an Event of Default;

(ix) (A) a final judgment by any competent court in the United States of America or any non-U.S. jurisdiction in which Seller operates, for the payment of money in an amount greater than $500,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $50,000,000 shall have been rendered against Guarantor and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed by bonding or other means reasonably acceptable to Buyer;

(x) (A) Seller shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default (1) involves the failure to pay a matured obligation in excess of $500,000 or (2) involves an obligation of at least $500,000 and is a monetary default or a material non-monetary default and permits acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty or swap agreement or (B) Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default (1) involves the failure to pay a matured obligation in excess of $50,000,000 or (2) involves an obligation of at least $50,000,000 and is a monetary default or a material non-monetary default and permits acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty or swap agreement; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi) Guarantor shall fail to maintain the following financial conditions (in each case on a consolidated basis):

(A) Liquidity. Liquidity shall equal or exceed the lower of (1) Fifty Million Dollars ($50,000,000.00) and (2) the greater of (x) Ten Million Dollars ($10,000,000.00) and (y) five percent (5%) of Guarantor’s Recourse Indebtedness;

(B) Minimum Tangible Net Worth. Consolidated Tangible Net Worth shall equal or exceed the sum of (1) $2,105,000,000.00, plus (2) seventy-five percent (75%) of the net cash proceeds thereafter received by the Guarantor (x) from any offering by the Guarantor of its common equity and (y) from any offering by the Sponsor of its common equity to the extent such net cash proceeds are contributed to the Guarantor, excluding any such net cash proceeds that are contributed to the Guarantor within ninety (90) days of receipt of such net cash proceeds and applied to purchase, redeem or otherwise acquire Capital Stock issued by the Guarantor (or any direct or indirect parent thereof;

(C) Maximum Consolidated Leverage Ratio. Consolidated Leverage Ratio shall be equal to or less than 0.75 to 1.00; and

(D) Minimum Interest Coverage Ratio. As of any date of determination, the ratio of (1) Consolidated EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (2) Consolidated Interest Expense for such period shall equal or exceed 1.4 to 1.

(xii) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this Section 14(a), and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure period is specified, ten (10) Business Days after notice thereof to Seller by Buyer, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible to cure but cannot reasonably be cured within such ten (10) Business Day period; and provided further that Seller shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Buyer’s notice of such default;

(xiii) an Act of Insolvency shall have occurred with respect to Seller or Guarantor;

(xiv) intentionally omitted;

(xv) an “event of default” or “termination event” (as defined in the agreements relating to a facility described below), by Seller or Guarantor beyond any applicable notice and cure period, shall have occurred and be continuing under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller or Guarantor and Buyer or any Affiliate of Buyer, (B) any repurchase facility, loan facility or hedging transaction with Buyer or any Affiliate of Buyer in which Seller or Guarantor is a guarantor or (C) any Hedging Transaction entered into by Seller or Guarantor or in which Seller or Guarantor is a guarantor; or

(xvi) (A) any of the representations and warranties of Guarantor in the Guaranty or in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (B) Guarantor shall breach any covenant in the Guaranty, and, in each case, if no cure period is specified for the applicable breach, such breach has not been cured within five (5) Business Days after receipt of notice thereof from Buyer.

(b) Remedies. If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof (A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Controlled Account shall be retained by Buyer and applied to the Repurchase Obligations until such Repurchase Obligations have been reduced to zero (0) at which time any remainder shall be remitted to Seller; (B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Asset accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and (C) Custodian shall, upon the request of Buyer (with simultaneous copy of such request to Seller), deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets.

(iii) Buyer may, after ten (10) days’ notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem to be satisfactory any or all of the Purchased Assets on a servicing released basis or (B) in Buyer’s sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets against the aggregate unpaid Repurchase Obligations. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied: first, to the costs and expenses incurred by Buyer in connection with Seller’s default; second, to the costs of covering any Hedging Transactions pledged or assigned to Buyer by Seller hereunder, if any; third, to the Repurchase Price; fourth, to all other outstanding Repurchase Obligations; and fifth, the balance, if any, to Seller. In the event that Buyer shall not have received repayment in full of the Repurchase Obligations following its liquidation of the Purchased Assets, Buyer may, in its sole discretion, pursue Seller and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Assets shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in Buyer’s sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v) Seller shall be liable to Buyer for (A) the amount of all reasonable out-of-pocket expenses, including reasonable out-of-pocket legal fees and expenses of counsel, incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all out-of-pocket costs incurred in connection with covering Hedging Transactions pledged or assigned by Seller to Buyer hereunder, (C) all damages, losses, judgments and out-of-pocket costs and other expenses of any kind that may be imposed on, incurred by or asserted against Buyer relating to or arising out of such Hedging Transactions, and (D) any other loss, damage or out-of-pocket cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi) Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii) Without limiting any other rights or remedies of Buyer, Buyer shall have the right of setoff set forth in Section 26 hereof.

(ix) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York or, with respect to any Foreign Purchased Asset, the equivalent Requirement of Law in the relevant non-U.S. jurisdiction, to the extent that the UCC or such other Requirement of Law is applicable, and the right to offset any mutual debt and claim and the right to appropriate the Purchased Assets in accordance with this Section 14(b)(ix)), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days’ notice from Buyer to Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and Buyer or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(x) Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred.

(xi) For the avoidance of doubt, Buyer shall have no obligation to review or purchase any Eligible Asset during the continuance of an Event of Default.

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.	NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email (with confirmation of receipt by the receiving party); provided that such email notice must also be delivered by one of the means set forth in clauses (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (iv) in the case email, upon receipt of confirmation of receipt; provided that such emailed notice is also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given. Notwithstanding the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the e-mail addresses set forth on Annex I attached hereto; provided that such notice delivered by email shall be deemed to be given only upon receipt of confirmation of receipt by the receiving party.

17.	NON-ASSIGNABILITY

(a) The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer. Any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void, ab initio.

(b) Buyer may at any time, without the consent of Seller, sell participations in up to 100% (in the aggregate, in one or more transactions, including any assignments under Section 17(c)) of Buyer’s rights and/or obligations under the Transaction Documents; provided that, so long as no Event of Default has occurred and is continuing, (i) Buyer’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (ii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Transaction Documents and Seller shall have no obligations or duties to any Person other than Buyer, (iii) Buyer shall continue to (A) retain the sole decision-making authority granted to Buyer under the Transaction Documents, (B) determine whether to purchase any Eligible Asset in a Transaction and (C) determine the Market Value of the Purchased Assets, in each case in accordance with the Transaction Documents, (iv) Buyer shall not participate any portion of its rights and obligations under the Transaction Documents to any Person that is a Prohibited Transferee or an Affiliate of an Underlying Borrower with respect to any Purchased Assets, (v) Buyer shall not participate a controlling interest in this Agreement and (vi) Buyer will give written notice of any participation within five (5) calendar days of the effective date of such assignment to each party (but Buyer shall not have any liability for any failure to timely provide such notice).

(c) Buyer may at any time, without the consent of Seller but upon notice to Seller, sell and assign up to 100% (in the aggregate, in one or more transactions, and including any participation under Section 17(b)) of the rights and obligations of Buyer under the Transaction Documents. From and after the effective date of such assignment, such assignee shall be a party and, to the extent provided in such assignment agreement, have the rights and obligations of Buyer under the Transaction Documents with respect to the percentage and amount of the Repurchase Price allocated to it; provided that, so long as no Event of Default has occurred and is continuing, (i) Buyer shall be the agent for any such transferee(s) or assignee(s) and shall remain solely responsible to Seller for the performance of all of Buyer’s obligations under the Transaction Documents, (ii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Transaction Documents, (iii) Buyer shall continue to (A) retain the sole decision-making authority granted to Buyer under the Transaction Documents, (B) determine whether to purchase any Eligible Asset in a Transaction and (C) determine the Market Value of the Purchased Assets, in each case in accordance with the Transaction Documents, (iv) any such sale or assignment shall not be in violation of any eligibility, qualified transferee or similar restrictions set forth in any Purchased Asset Documents, (v) Buyer shall not sell or assign any portion of its rights and obligations under the Transaction Documents to any Person that is a Prohibited Transferee or an Affiliate of an Underlying Borrower with respect to any Purchased Assets, (vi) Buyer shall not assign a controlling interest in this Agreement and (viii) Buyer will give written notice of any assignment within five (5) calendar days of the effective date of such assignment to each party (but Buyer shall not have any liability for any failure to timely provide such notice).

(d) So long as an Event of Default shall have occurred and be continuing, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations set forth in Section 17(b) and Section 17(c) above. From and after the date Buyer is no longer a party to this Agreement, Buyer shall have no obligation to act as agent or to make decisions under this Agreement.

(e) Buyer, acting solely for this purpose as an agent of Seller, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the assignees, and ownership rights in the Transactions, Purchased Assets or other interests under this Agreement. The entries in such register shall be conclusive absent manifest error, and each of Seller, Buyer and their assignees shall treat each Person whose name is recorded in such register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or other interests under this Agreement for all purposes. If any assignee is a not a U.S. Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes.

(f) If Buyer sells a participation, Buyer shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the ownership rights of each participant in the Transactions, Purchased Assets or other interests under this Agreement. The entries in such register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in such register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. If any participant is a not a U.S. Person, such participant shall timely provide Seller with such forms as may be required to establish such participant’s status for U.S. withholding tax purposes.

(g) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(h) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or prohibit Buyer from pledging its interest in the Purchased Assets hereunder to a Federal Reserve Bank in support of borrowings made by Buyer from such Federal Reserve Bank; provided, however, no such pledge shall release Buyer, as the case may be, from any of its obligations under this Agreement or any other Transaction Documents or substitute any such pledgee for Buyer, as the case may be, as a party to this Agreement or any other Transaction Documents.

18.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.

(a) This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5-1401 of the General Obligations Law of the State of New York.

(b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE

MAILING OF COPIES OF SUCH PROCESS TO THEM AT THEIR RESPECTIVE ADDRESS SPECIFIED HEREIN. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.	NO RELIANCE; DISCLAIMERS

(a) Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(ii) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(iii) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(iv) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(v) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b) Each determination by Buyer of the Market Value with respect to each New Asset or Purchased Asset or the communication to Seller of any information pertaining to Market Value under this Agreement shall be made in Buyer’s sole good faith discretion, subject to the following disclaimers:

(i) Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer. Buyer has not made any independent inquiry of any aspect of the New Assets or Purchased Assets or the underlying collateral. Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii) Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and does not (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, or (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii) Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv) Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v) Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller.

(vi) Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial Market Value of the New Asset submitted to Buyer for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Asset pursuant to Section 3(e) hereof. No indication is provided as to Buyer’s expectation of the future value of such Purchased Asset or the underlying collateral.

(vii) Initial Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

The parties hereto agree that the method of valuation of Purchased Assets provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the FCA Regulations.

20.	INDEMNITY AND EXPENSES

(a) Seller hereby agrees to hold Buyer and its respective Affiliates and each of their respective officers, directors and employees (the “Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, losses, damages, penalties, actions, judgments or suits that may be payable or determined to be payable with respect to any of the Purchased Assets or in connection with any of the transactions contemplated by this Agreement (or the recharacterization of any Transaction) and the documents delivered in connection herewith and therewith (other than income Taxes of Buyer), fees, actual out of pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and disbursements of outside counsel and any and all servicing and enforcement costs incurred with respect to the Purchased Assets) or disbursements (all of the foregoing, collectively, “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the bad faith, gross negligence or willful misconduct of any Indemnified Party or for any overhead expenses of Buyer. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or Real Estate Settlement Procedures Act, that, in each case, results from anything other than the bad faith, gross negligence or willful misconduct of an Indemnified Party. Notwithstanding the foregoing, Seller’s indemnification obligations with respect to violations of applicable law and environmental matters shall expire after an Event of Default has occurred and is continuing and Buyer has consummated its remedies hereunder with respect to all of the Purchased Assets subject to Transactions; provided, that Seller’s indemnification shall only expire with respect to any acts or omissions that occurred after the date of such consummation by Buyer of such remedies so long as such acts or omissions were not caused by Seller or an Affiliate or at the direction of Seller or its Affiliates; provided, further, that to the extent of Seller’s indemnification obligations which have not expired pursuant to the preceding proviso, Buyer hereby acknowledges and agrees that Buyer shall have exhausted Buyer’s remedies pursuant to the related Purchased Asset and Purchased Asset Documents, including, without limitation, any such remedies contained in any environmental indemnity agreements of the underlying obligors therefor, prior to pursuing any indemnification remedy against Seller. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset Documents, Seller will save, indemnify and hold Buyer harmless from and against all expenses, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such

Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller. Indemnified Amounts shall not include Taxes other than any Taxes that represent provable losses, claims or damages arising from a non-Tax claim.

(b) Seller agrees to pay as and when billed by Buyer (i) all Indemnified Amounts provided in Section 20(a), (ii) all of the reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith including without limitation all the reasonable out-of-pocket fees, disbursements and expenses of outside counsel to Buyer, (iii) all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the Transactions contemplated hereby and thereby including without limitation all the reasonable, out-of-pocket fees, disbursements and expenses of outside counsel to Buyer, (iv) all costs and expenses contemplated by Section 14(b)(v) and (v) all the Diligence Fees (collectively, “Transaction Costs”). Transaction Costs shall not include costs incurred by Buyer for overhead, general administrative expenses of Buyer. To the extent any Transaction Costs are incurred in an Applicable Currency other than U.S. Dollars, such Transaction Costs shall, unless otherwise agreed by Buyer in its sole discretion, be paid by Seller in their Dollar Equivalent as of the date of payment.

21.	DUE DILIGENCE

(a) Seller acknowledges that, so long as no Event of Default is then continuing (at reasonable times and upon reasonable prior notice), Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base Component for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Assets, including, without limitation, ordering new credit reports and Appraisals (subject to Section 12(g)(vi) hereof) on the applicable collateral and otherwise regenerating the information used to originate such Purchased Assets. Upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to any Purchased Asset in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian. Seller also shall make reasonably available to Buyer a knowledgeable financial or accounting officer for the purpose of financial or accounting answering questions respecting the Purchased Asset Files, the Servicing Records and the Purchased Assets. Seller agrees to reasonably cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller. Seller agrees to reimburse Buyer for any and all reasonable out-of-pocket attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets, including, without limitation, the cost of annual updated Appraisals on the Mortgaged Properties and Diligence Fees in accordance with this Agreement. To the extent any of the foregoing costs are incurred in an Applicable Currency other than U.S. Dollars, such costs shall, unless otherwise agreed by Buyer in its sole discretion, be paid by Seller in their Dollar Equivalent as of the date of payment.

22.	SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Assets will be sold by Seller to Buyer on a servicing released basis. In furtherance of the foregoing, Seller and Buyer hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Buyer shall govern the servicing of the Purchased Assets and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects. Provided that Buyer shall have received a duly executed Servicer Acknowledgement from Servicer, prior to an Event of Default, Seller may retain, on behalf of Buyer, Servicer to service the Purchased Assets for the benefit of or on behalf of Buyer; provided, however, that the obligation of Servicer to service any Purchased Asset for the benefit of or on behalf of Buyer as aforesaid shall cease upon the repurchase of such Purchased Asset by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicer Acknowledgement.

(b) Seller agrees that, as between Seller and Buyer, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c) Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Assets, except as contemplated by the Servicing Agreement, without the prior written approval of Buyer which approval shall be in Buyer’s sole discretion.

(d) Seller shall cause Servicer to execute a Servicer Acknowledgement acknowledging Buyer’s interest in the Purchased Assets and the Servicing Agreement and agreeing that Servicer shall deposit or, as applicable, shall cause to be deposited, all Income with respect to the Purchased Assets in the Controlled Account, all in such manner as shall be reasonably acceptable to Buyer.

(e) To the extent applicable, Seller shall cause the Servicing Agreement or the Servicing Acknowledgment to permit Buyer to inspect Servicer’s servicing facilities for the purpose of satisfying Buyer that Servicer has the ability to service such Purchased Asset as provided in this Agreement.

(f) Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Assets on a servicing released basis without payment of any termination fee or any other amount to Servicer. Upon the occurrence of an Event of Default hereunder, Buyer shall have the right immediately to terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.

23.	TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state or local taxing authority.

24.	INTENT

(a) The parties intend and acknowledge that this Agreement is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(b) The parties intend and acknowledge that each Transaction is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code.

(c) The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.

(d) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(e) Each party hereto agrees that is shall not challenge the characterization of this Agreement as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.

(f) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 13(r) hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Purchased Assets as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(g) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(h) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA). It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(i) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(j) The parties intend and recognize that the arrangements under this Agreement are to constitute a “title transfer financial collateral arrangement” or a “security financial collateral arrangement” for the purposes of the Financial Collateral Arrangements (No 2) Regulations 2003 (the “FCA Regulations”).

25.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

26.	SETOFF RIGHTS

Without limiting any other rights or remedies of Buyer, upon the occurrence and during the continuance of an Event of Default, Buyer shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer to or for the credit of the account of Seller to any obligations of Seller hereunder to Buyer. If a sum or obligation is unascertained, Buyer may estimate that obligation and set off in respect of such estimate, subject to the relevant party accounting to the other when the obligation is ascertained. This Section 26 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

27.	MISCELLANEOUS

(a) Confidentiality. The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to the parties hereto and shall be held by each party (as the “Receiving Party”) in strict confidence and shall not be disclosed to any third party without the consent of the other party (as the “Disclosing Party”) except for (i) disclosure to the Manager or its Affiliates or to the Receiving Party’s Affiliates, directors, attorneys, advisers, agents or accountants (the “Representatives”); provided that the Receiving Party shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by the Receiving Party or its Representatives or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body deemed necessary and/or advisable by such Person’s legal counsel or (iii) disclosure to any hedge counterparty to the extent necessary to obtain any Hedging Transaction hereunder or (iv) any disclosures or filing(s) required under federal securities laws and/or regulations promulgated thereunder or state securities laws; provided further that, in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), the Receiving Party shall, to the extent permitted by law, provide the Disclosing Party with prior written notice to permit such other party to seek a protective order to take other appropriate action if permitted by law. Each party shall reasonably cooperate in the Disclosing Party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction Documents. If, in the absence of a protective order, the Receiving Party or any of its Representatives is compelled as a matter of law to disclose any such information, the Receiving Party may disclose to the party compelling disclosure only the part of the Transaction Documents as is required by law to be disclosed (in which case, prior to such disclosure, the Receiving Party shall advise and consult with the Disclosing Party and its counsel as to such disclosure and the nature and wording of such disclosure) and shall use commercially reasonable efforts to obtain confidential treatment therefor.

Notwithstanding anything to the contrary contained herein, Buyer and any of its Representatives may disclose any such information, without notice to Seller, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of Buyer’s business or that of its Representatives in connection with the exercise of such authority or claimed authority. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Transactions, any fact relevant to understanding the federal tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that the Receiving Party may not disclose the name of or identifying information with respect to the Disclosing Party or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Transactions and is not relevant to understanding the purported or claimed federal income tax treatment of the Transactions, without the prior written consent of the Disclosing Party. Buyer and Seller hereby agree that the obligations under this Section 27(a) shall not apply to disclosures of any information, documents or portions thereof that (i) were of public knowledge or literature generally available to the public at the time of such disclosure; (ii) have become part of the public domain by publication or otherwise, other than as a result of the failure of any Person required to keep such information confidential as provided in this Section 27(a) to do so; (iii) are disclosed with the prior written consent of the other party hereto; (iv) were already in the Receiving Party’s possession; (v) are obtained by the Receiving Party from a third party who, to the knowledge of the Receiving Party, is not prohibited from transmitting such information or documents to the Receiving Party by a contractual, legal or fiduciary obligation to the Disclosing Party; or (vi) are independently developed by the Receiving Party.

(b) Compliance with the GLB Act. Seller shall, with respect to all Purchased Assets, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and any applicable state and local privacy laws pursuant to the GLB Act for financial institutions and applicable state and local privacy laws. Seller agrees to hold Buyer and its Affiliates and each of their officers, directors and employees (each, a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party directly relating to or arising out of Seller’s violation of the GLB Act or any applicable state or local privacy laws with respect to the Purchased Assets.

(c) Waiver. No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

(d) Time of the Essence. Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(e) Rights Cumulative. All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law (including any applicable non-U.S. jurisdiction).

(f) Counterparts. The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(g) Headings. The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(h) Interpretation. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i) Integration. This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j) Binding Effect. Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k) Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l) Waiver of Damages. Buyer and Seller agree that neither party shall assert any claims against the other or against any Affiliate of the other for special, indirect, consequential or punitive damages hereunder.

(m) Joint and Several Liability. The representations, covenants, warranties and obligations of each Seller hereunder are joint and several. In the event of (a) any payment by one or more of the Sellers of any amount in excess of its respective Proportional Amount (as defined below), or (b) the foreclosure of, the delivery of assignments in lieu of foreclosure relating to, or the Buyer otherwise acquiring title to, any of the Purchased Assets of one or more Sellers, each Seller (the “Overpaying Seller”) that has paid more than its Proportional Amount or whose assets have been utilized to satisfy obligations hereunder or otherwise for the benefit of one or more other Sellers shall be entitled, after satisfaction of all the other obligations of the Sellers to the Buyer under the Transaction Documents, to contribution from each of the benefited Sellers (i.e., the Sellers, other than the Overpaying Seller, who have paid less than their respective Proportional Amount or whose assets have not been so utilized to satisfy obligations hereunder) for the amounts so paid, advanced or benefited, up to such benefited Seller’s then current Proportional Amount. Such right to contribution shall be subordinate in all respects to the obligations of the Sellers under the Transaction Documents. As used herein, the “Proportional Amount” with respect to any Seller shall equal the amount derived as follows: (a) the ratio of the aggregate amount of the obligations under the Transaction Documents allocable to the Purchased Assets in which such Seller has an interest to the then outstanding obligations; times (b) the aggregate amount paid or payable by the Sellers hereunder.

(n) Unless explicitly stated otherwise, whenever the due date for any payment hereunder or under any of the Transaction Documents is not a Business Day, the entire amount that would have been due and payable on such due date shall instead be due and payable on the immediately succeeding Business Day.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

MORGAN STANLEY BANK, N.A.,
a national banking association

By:	/s/ Anthony Preisano
Name:	Anthony Preisano
Title:	Authorized Signatory

[Signatures continue on following page]

[Second Amended and Restated Master Repurchase and Securities Contract Agreement]

SELLER:

MS LOAN NT-I, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

MS LOAN NT-II, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

CLNC CREDIT 1, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

CLNC CREDIT 2, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

[Second Amended and Restated Master Repurchase and Securities Contract Agreement]

CLNC CREDIT 1EU, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

CLNC CREDIT 1UK, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

[Second Amended and Restated Master Repurchase and Securities Contract Agreement]

Schedule 1

SCHEDULE 2

PURCHASED ASSET INFORMATION

a)	Loan Number/Loan Type

b)	Obligor Name

c)	Property Address

d)	Original Balance

e)	Future Advance Amount, if any

f)	Original Coupon

g)	Outstanding Balance

h)	Maturity Date

i)	Table Funding (Yes/No)

j)	Such information as Buyer and Seller shall agree on a case-by-case basis

Schedule 2

Schedule 3

EXHIBIT I

CONFIRMATION

MORGAN STANLEY BANK, N.A.

Ladies and Gentlemen:

Morgan Stanley Bank, N.A. (“Buyer”) is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of the Transaction Conditions Precedent) to enter into the Transaction pursuant to which Buyer shall purchase from [SELLER ENTITY] (“Seller”) the Purchased Asset identified on Schedule 1 attached hereto, pursuant to the Second Amended and Restated Master Repurchase and Securities Contract Agreement among Buyer, MS Loan NT-I, LLC, MS Loan NT-II, LLC, CNLC Credit 1, LLC, CLNC Credit 2, LLC, CLNC CREDIT 1UK, LLC and CLNC CREDIT 1EU, LLC, dated as of April 23, 2019 (as amended from time to time, the “Repurchase Agreement”; capitalized terms used herein without definition have the meanings given in the Repurchase Agreement), as follows below and on Schedule 1 [and Schedule 2]1 attached hereto:

Seller:	[SELLER ENTITY]

Purchase Date:	[__________],[_______]/[See Schedule 2]

Purchased Asset:	As identified on attached Schedule 1

Aggregate Principal Amount:	[$][€][£][_________]/[See Schedule 2]

Remaining Future Advance Amount (if any):	[$][€][£] [_________]/[See Schedule 2]

Repurchase Date:	[__________],[_______]

Initial Purchase Price:	[$][€][£] [_________]/[See Schedule 2]

[Dollar Equivalent of Initial Purchase Price as of the date hereof]	$[_____________]

Purchase Date Spot Rate:	[___]

Pricing Rate:	[LIBOR][EURIBOR] + [__]%]

Purchase Percentage:	[__]%[2]

Maximum Purchase Percentage	[__]%

Maximum Asset Exposure Threshold:	[__]%
Applicable Currency:	[U.S. Dollars][Euros][Pounds Sterling]

[1]	NTD: Include if Purchased Asset is a Future Funding Asset.
[2]	NTD: To reflect actual advance rate for Purchased Loan.

Exhibit I

Location of Mortgaged Property:	[United States][United Kingdom] [Belgium][Luxembourg][France][Germany] [Ireland][the Netherlands][Spain][3] [4]

Type of Funding:	[Table Funded]/[Non-Table Funded]

Governing Agreement:	As identified on attached Schedule 1

Seller’s Wiring Instructions:	[Bank Name: ____________ ABA #: ________________ Account Name: __________]

[SIGNATURES ON THE NEXT PAGE]

[3]	NTD: For any non-US jurisdiction, Buyer to confirm that condition in Section 3(e)(xvi) has been satisfied before execution of Confirmation.
[4]

NTD: if Buyer has approved a jurisdiction other than those listed here, Seller must provide a revised Safe Harbor Opinion that applies to purchased assets secured by property located in such new jurisdiction.

Exhibit I-2

MORGAN STANLEY BANK, N.A.,
a national banking association

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

[SELLER ENTITY],
a Delaware limited liability company

By:
Name:
Title:]

Exhibit I-3

SCHEDULE 1 TO CONFIRMATION STATEMENT

Purchased Asset:	[Asset Type] dated as of [ ] in the original principal amount of [$][€][£] [ ], made by [ ] to [ ] under and pursuant to that certain [loan agreement/applicable document] (the “Governing Agreement”).

Aggregate Principal Amount:	[$][€][£] [ ] [(plus up to [$][€][£] [ ] of future advances under Section [ ] of the Governing Agreement). Buyer’s obligation to fund any future advances is contingent on (a) Seller’s satisfaction of the conditions contained in Section 3(g) of the Repurchase Agreement and (b) a bringdown by Seller of all representations and warranties made on the date hereof with regard to the Purchased Asset pursuant to Section 10 of the Repurchase Agreement.]

Representations:	Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Asset [and, in connection with any subsequent funding of a Future Advance Purchase under the Purchased Asset, (i)] Seller shall be deemed to have confirmed that all of the representations and warranties set forth in Section 10 of the Repurchase Agreement are true and correct as of the Purchase Date with respect to the Purchased Asset which is subject to this Confirmation [or the applicable funding date, as the case may be,], except such representations and warranties which by their terms speak as of a specified date and except as set forth in the attached Exception Report or in the Exception Report delivered with respect to any other Purchased Asset [and (ii) with respect to the funding of a Future Advance Purchase, Seller shall be deemed to have represented and warranted that all of the conditions to funding of such advance set forth in Section [ ] of the Governing Agreement have been satisfied (and no conditions to such advance under the Governing Agreement have been waived, except as may be permitted under this Agreement)].

Fixed/Floating:	[Fixed]/[Floating]

Coupon:	[ ]%

Term of Loan including Extension Options:	[ ], [ ]

Amortization (e.g., IO, full amortization, etc.):	[ ]-year amortization[, with [ ]-month IO.]

Exhibit I-4

[SCHEDULE 2 TO CONFIRMATION STATEMENT]5

Purchase Date	Initial / Future Advance Purchase Price	Remaining Future Advance Amount	Aggregate Principal Amount
[ ], [ ]	[$] [€] [£] [ ]	[$] [€] [£] [ ]	[$] [€] [£] [ ]
[ ], [ ]	[$] [€] [£] [ ]	[$] [€] [£] [ ]	[$] [€] [£] [ ]
[ ], [ ]	[$] [€] [£] [ ]	[$] [€] [£] [ ]	[$] [€] [£] [ ]
Total:	[$] [€] [£] [ ]	[$] [€] [£] [ ]	[$] [€] [£] [ ]

[5]	Include if Purchased Asset is a Future Funding Asset.

Exhibit I-5

EXCEPTION REPORT

Representation numbers referred to below relate to the corresponding Representations and Warranties Regarding the Purchased Assets set forth in Exhibit III to the Repurchase Agreement.

Exhibit I-6

EXHIBIT II-1

FORM OF POWER OF ATTORNEY TO BUYER

Know All Men by These Presents, that [SELLER ENTITY] (“Seller”), does hereby appoint MORGAN STANLEY BANK, N.A. (together with its permitted successors and assigns, “Buyer”), in connection with the Repurchase Agreement (defined below) its attorney-in-fact to act in Seller’s name, place and stead during the continuance of an Event of Default in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes, Mezzanine Notes, LLC Certificates and Participation Certificates (as applicable), the Transfer Certificate(s) (as applicable), and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Second Amended and Restated Master Repurchase and Securities Contract Agreement dated as of [__], 2019, as amended from time to time, among MS Loan NT-I, LLC, MS Loan NT-II, LLC, CLNC Credit 1, LLC, CLNC Credit 2, LLC, CLNC CREDIT 1UK, LLC and CLNC CREDIT 1EU, LLC, and Buyer (the “Repurchase Agreement”) (including, for the avoidance of doubt, the enforcement and exercise of Seller’s rights in respect of any interest reserve account or other deposit account or securities account established by any borrower or any other related obligor in connection with any Purchased Assets (including the enforcement and exercise of Seller’s rights in respect of all funds or other assets deposited in, or credited to, such accounts)) and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files, the Servicing Records and the Hedging Transactions to the extent that Seller is permitted by law to act through an agent. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

Exhibit II-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed this          day of                     , 20        .

[SELLER ENTITY],
a Delaware limited liability company

By:
Name:
Title:]

STATE OF	)
)
COUNTY OF	)

On this                      of                     , before me, the undersigned, a Notary Public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)

Exhibit II-1-2

EXHIBIT II-2

FORM OF POWER OF ATTORNEY TO SELLER

Know All Men by These Presents, that Morgan Stanley Bank, N.A., as Buyer (together with its permitted successors and assigns, “Buyer”) does hereby appoint MS Loan NT-I, LLC, MS Loan NT-II, LLC, CLNC Credit 1, LLC, CLNC Credit 2, LLC, CLNC CREDIT 1UK, LLC and CLNC CREDIT 1EU, LLC each a Delaware limited liability company (individually or collectively, as the context may require, “Seller”), its attorney-in-fact to act in Buyer’s name, place and stead in any way which Buyer could with respect to modifications described below, to mortgage and mezzanine loan documents with respect to Purchased Assets sold by Seller to Buyer under that certain Second Amended and Restated Master Repurchase and Securities Contract Agreement dated as of [______], 2019, as amended from time to time, among Seller and Buyer (the “Repurchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

Seller is permitted to administer and service the Purchased Assets without the consent of Buyer, any assignee or any other Person, pursuant to this power of attorney delivered by Buyer, which power of attorney shall not be revoked by Buyer unless an Event of Default under the Repurchase Agreement has occurred and is then continuing. Notwithstanding the foregoing, Seller shall not consent or assent to a Significant Modification without the prior written consent of Buyer. All waivers or material actions entered into or taken in respect of the Purchased Assets pursuant to this power of attorney shall be in writing. Seller shall notify Buyer and Custodian, in writing, of any waiver or other action entered into or taken thereby in respect of any such Purchased Asset pursuant to this power of attorney, and shall deliver to Custodian (with a copy to Buyer) for deposit in the related Purchased Asset File, an original counterpart of the agreement, if any, relating to such waiver or other action, within three (3) Business Days following the execution thereof. Actions taken under the foregoing power of attorney shall be binding upon each holder of the Purchased Assets.

THIS POWER OF ATTORNEY MAY BE REVOKED BY BUYER BY DELIVERY OF WRITTEN NOTICE TO SELLER DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT UNDER THE REPURCHASE AGREEMENT. IF THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IF REQUESTED BY SELLER, BUYER WILL PROMPTLY CONFIRM IN WRITING TO SELLER, AND ANY OTHER PERSON OR ENTITY REASONABLY DESIGNATED BY SELLER, THAT THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IS IN FULL FORCE AND EFFECT.

Exhibit II-1

IN WITNESS WHEREOF, Buyer has caused this Power of Attorney to be executed this          day of                 , 20        .

MORGAN STANLEY BANK, N.A.,
a national member bank

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

On this              of                 , before me, the undersigned, a Notary Public in and for said state, personally appeared                 , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)

Exhibit II-1-2

EXHIBIT III-1

REPRESENTATIONS AND WARRANTIES

REGARDING EACH PURCHASED ASSET THAT IS A MORTGAGE LOAN

With respect to each Purchased Asset and the related Mortgaged Properties on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto.

(1)

Whole Loan; Ownership of Purchased Assets. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note, Mortgage or Participation Certificate was subject to any assignment (other than assignments to Seller), participation (other than with respect to the Participation Interests) or pledge, and Seller had good title to, and was the sole owner of each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Participation Interests), any other ownership interests on, in or to such Purchased Asset. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

(2)

Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

Exhibit III

(3)

Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)

Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement (or, with respect to any Foreign Purchased Asset, its equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) has been filed in the appropriate filing office.

(5)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mortgage, Mortgage Note, guaranty, participation agreement, if applicable, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on Purchased Asset; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

(6)

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage to Buyer, assignment of Assignment of Leases to Buyer, Transfer Certificate (if applicable) and Foreign Assignment Agreement (if applicable) constitutes a legal, valid and binding assignment to Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien or other first priority security interest on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens (or, with respect to any

Exhibit III-2

Foreign Purchased Asset, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) and other recorded encumbrances, and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or, in the case of U.S. Purchased Assets, insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications subject to the limitations described in Paragraph (9) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements (or, with respect to any Foreign Purchased Asset, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) is required in order to effect such perfection.

(7)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Asset is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction or, in the case of any Foreign Purchased Asset, the equivalent thereof in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer, or if such Purchased Asset is a Mezzanine Loan, by a UCC 9 insurance policy) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including, in states where a “date down endorsement” is unavailable, any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to Permitted Encumbrances. None of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(8)

Junior Liens. There are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances). Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

Exhibit III-3

(9)

Assignment of Leases. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) or, with respect to any Foreign Purchased Asset, other applicable equivalent Purchased Asset Document in the applicable jurisdiction (“ALR Equivalent”). Subject to the Permitted Encumbrances, and with respect to any Foreign Purchased Asset only, to the extent disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Diligence Materials, each related Assignment of Leases or ALR Equivalent, as applicable, creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. No Person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases or ALR Equivalent, as applicable, subject to applicable law, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)

UCC Filings. Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC-1 financing statements (or, with respect to any Foreign Purchased Asset, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements (or, with respect to any Foreign Purchased Asset, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) are required in order to effect such perfection. Each UCC-1 financing statement (or, with respect to any Foreign Purchased Asset, its equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction), if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment (or, with respect to any Foreign Purchased Asset, its equivalent under applicable Requirements of Law in the relevant non-U.S. jursdication), if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement (or equivalent in a non-U.S. jurisdiction) was filed.

Exhibit III-4

(11)

Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Purchased Asset and within twelve months of the Purchase Date. An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, each related Mortgaged Property is (a) free and clear of any material damage, (b) in good repair and condition and (c) free of structural defects, except in each case (i) for any damage or deficiencies that would not materially and adversely affect the use, operation or value of such Mortgaged Property as security for the Purchased Asset, (ii) if such repairs have been completed or (iii) if escrows in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in clauses (i), (ii) and (iii) above.

(12)

Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this Paragraph (12), real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)

Condemnation. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)

Actions Concerning Purchased Asset. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Mortgaged Property, an adverse outcome of which would reasonably be

Exhibit III-5

expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset or (h) the current principal use of the Mortgaged Property.

(15)

Escrow Deposits. As of the Purchase Date, all escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released (other than for costs incurred since origination with respect to the applicable work). No other such escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

(16)

No Holdbacks. The principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and, except for Future Funding Assets, there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

(17)	Insurance.

Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VII” from A.M. Best Company, Inc., (ii) at least “A3” (or the equivalent) from Moody’s (iii) at least “A-” from Standard & Poor’s or (iv) with respect to any Foreign Purchased Asset, other equivalent rating from a comparable rating company (collectively, the “Insurance Rating

Exhibit III-6

Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) (i) covers a period of not less than 12 months (or with respect to each Purchased Asset on a single asset with a principal balance of $50 million (or, with respect to any Foreign Purchased Asset, its Purchase Date Dollar Equivalent) or more, 18 months); (ii) for a Purchased Asset with a principal balance of $50 million (or, with respect to any Foreign Purchased Asset, its Purchase Date Dollar Equivalent) or more, contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency (or other applicable body with respect to a Foreign Purchased Asset) as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (or, with respect to a Foreign Purchased Asset, in such amount as is customary in the applicable non-U.S. jurisdiction), plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the wind modeling PML determined at the 0.400% critical probability or 1 in 250 return period on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirement.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally

Exhibit III-7

required by a prudent institutional commercial mortgage lender for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate (or, in each case, with respect to any Foreign Purchased Asset, the Purchase Date Dollar Equivalent).

With respect to a U.S. Purchased Asset, an architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (the “SEL”) or the probable maximum loss (the “PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VII” by A.M. Best Company, Inc. or “A3” (or the equivalent) from Moody’s or “A-” by Standard & Poor’s in an amount not less than 100% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

All premiums on all insurance policies referred to in this Paragraph (17) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums and other related expenses, including reasonable attorney’s fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

Exhibit III-8

(18)

Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) to Seller’s knowledge, is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels (if applicable) which do not include any property which is not part of the Mortgaged Property or, if applicable, is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Purchased Asset Documents has indemnified the mortgagee for any loss suffered in connection therewith.

(19)

No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset (or, with respect to any Foreign Purchased Asset, except as disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date), all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(20)

No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that a Purchased Asset may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated Repayment Date) or an equity participation by Seller.

(21)	[Reserved.]

(22)

Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, all applicable laws of the applicable jurisdiction (including state or federal laws, regulations and other requirements) pertaining to usury.

Exhibit III-9

(23)

Authorized to do Business. To Seller’s knowledge, and to the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

(24)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Purchased Asset, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee except for de minimis fees paid.

(25)

Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset, there are no material violations of applicable laws, zoning ordinances, rules, covenants, building codes, restrictions and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy (or, with respect to any Foreign Purchased Asset, matters that have been disclosed in the related Property Report), (iii) are insured by law and ordinance insurance coverage in amounts customarily required by prudent commercial mortgage lenders for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Purchased Asset. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

Exhibit III-10

(26)

Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(27)

Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that: (a) the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Mortgaged property that are not de minimis) shall be fully liable for actual out-of-pocket losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its affiliates specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Mortgaged property that are not de minimis), upon any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or nay similar federal or state law, shall be filed, consented to, or acquiesced in by the Mortgagor, (ii) Mortgagor and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) upon the transfer of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.

(28)

Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 115% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

Exhibit III-11

(29)

Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the owner or holder of the Mortgage with quarterly and/or monthly (other than for single-tenant properties) and annual operating statements, and quarterly and/or monthly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(30)

Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million (or the equivalent thereof based on the Purchase Date Dollar Equivalent), the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively, the “TRIA”) (or, with respect to a Foreign Purchased Asset, the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in the TRIA (or, with respect to a Foreign Purchased Asset, the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in the TRIA (or, with respect to a Foreign Purchased Asset, the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA (or, with respect to a Foreign Purchased Asset, the equivalent Requirements of Law under the relevant non-U.S. jurisdiction) or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Exhibit III-12

(31)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, (i) in the case of a U.S. Purchased Asset, such Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset, and (ii) in the case of a Foreign Purchased Asset, such Foreign Purchased Asset contains a provision for the acceleration of the payment of the unpaid principal balance of such Foreign Purchased Asset, if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of the related Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of Paragraph (28) herein, or (vii) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than any Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(32)

Single-Purpose Entity. Each Purchased Asset requires the borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million (or the Purchase Date Dollar Equivalent) or more provide that the borrower is a Single-Purpose Entity, and each U.S. Purchased Asset with a principal amount on the Purchase Date of $40 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this Paragraph (32), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that

Exhibit III-13

it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)

Ground Leases. For purposes of this Exhibit III, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or registered (with respect to any Foreign Purchased Asset, to the extent applicable and customary for similar financings of such type in the relevant non-U.S. jurisdiction), as applicable, or submitted for recordation or registration (as applicable) in a form that is acceptable for recording or registration (as applicable) in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

Exhibit III-14

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement (or its equivalent, in the case of Foreign Purchased Asset) to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor, in each case, so long as the successor or assignee satisfies the requirements of a “permitted leasehold mortgagee” or comparable definition in the applicable Ground Lease;

(f)

Seller has not received any written notice of material default (or in the case of a Foreign Purchased Asset, forfeiture or other foreign equivalent) under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default (or in the case of a Foreign Purchased Asset, forfeiture or other foreign equivalent) under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default (or in the case of a Foreign Purchased Asset, forfeiture or other foreign equivalent) under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

Exhibit III-15

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (33)(k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it or the ground lessor having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

(l)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(34)

Servicing. The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(35)

Origination and Underwriting. The origination practices of Seller, or to Seller’s knowledge, the related originator if Seller was not the originator, with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of applicable law (including federal, state or local laws and regulations) relating to the origination of such Purchased Asset. At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

Exhibit III-16

(36)

Rent Rolls; Operating Histories. Seller has obtained a rent roll (each, a “Certified Rent Roll”) (other than with respect to hospitality properties) certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

(37)

No Material Default; Payment Record. As of the Purchase Date, no Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchase Date, no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments. As of the Purchase Date, to Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset, or the value, use or operation of the related Mortgaged Property, provided, however, that this Paragraph (37) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

(38)

Bankruptcy. As of the date of origination of the related Purchased Asset and to Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property nor any portion thereof is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Mortgagor. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is, in the case of any U.S. Purchased Asset, an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (the “Major

Exhibit III-17

Sponsors”). Seller (a) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clause (a) and (b) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding (or, in the case of any Foreign Purchased Asset, an insolvency proceeding under the laws of any non-U.S. jurisdiction), (ii) had a prior record of having been in a state of federal bankruptcy or insolvency (including insolvency under non-U.S. law), or (iii) had been convicted of a felony.

(40)

Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by applicable environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all applicable environmental laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property, and except for the use of such substances or materials that was remediated or abated in all material respects.

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, and with respect to Foreign Purchased Assets, the equivalent thereof in the applicable jurisdiction, an “ESA”) meeting ASTM requirements (or their equivalent in the applicable jurisdiction with respect to Foreign Purchased Assets) was conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor or with respect to Foreign Purchased Assets the equivalent term in the applicable jurisdiction, “Environmental Conditions”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the

Exhibit III-18

presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-“ (or the equivalent) by Moody’s, Standard & Poor’s and/or Fitch, Inc. (and with respect to any Foreign Purchased Asset, other equivalent rating from a comparable rating company); (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor or with respect to Foreign Purchased Assets the equivalent term in the applicable jurisdiction) at the related Mortgaged Property as of the Purchase Date.

In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance has been issued by issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) a Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

Exhibit III-19

(41)

Lease Estoppels. With respect to each U.S. Purchased Asset (and, in the case of any Foreign Purchased Asset, to the extent applicable and customary for similar financings of such type in the relevant non-U.S. jurisdiction, provided that, if not customary, Seller has informed Buyer of such fact), with respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date. With respect to each U.S. Purchased Asset (and, in the case of any Foreign Purchased Asset, to the extent applicable and customary for similar financings of such type in the relevant non-U.S. jurisdiction to obtain lease estoppels, provided that, if not customary, Seller has informed Buyer of such fact), with respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, to Seller’s knowledge, as of the Purchase Date (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each U.S. Purchased Asset (and, in the case of any Foreign Purchased Asset, to the extent applicable and customary for similar financings of such type in the relevant non-U.S. jurisdiction to obtain lease estoppels, provided that, if not customary, Seller has informed Buyer of such fact), with respect to each Purchased Asset predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the Mortgaged Property that secure a Purchased Asset that is represented as of the origination date. To Seller’s knowledge, as of the Purchase Date (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Mortgaged Property either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(42)

Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (or, in the case of any Foreign Purchased Asset, the equivalent thereof in the applicable jurisdiction in which the Mortgaged Property is located). Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal

Exhibit III-20

Foundation (or, in the case of any Foreign Purchased Asset, RICS or its equivalent the applicable jurisdiction in which the Mortgaged Property is located) and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

(43)

Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Repurchase Agreement to be contained therein.

(44)	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan.

(45)

Advance of Funds by Seller. After origination, as of the Purchase Date, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Except with respect to Future Advance Assets, Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.

(46)

Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations (which (A) with respect to U.S. Purchased Assets, includes without limitation the USA Patriot Act of 2001, and (B) with respect to Foreign Purchased Assets, includes equivalent and applicable laws and regulations under the relevant non-U.S. jurisdiction) (collectively, the “Anti-Money Laundering Laws”). Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor as required by the Anti-Money Laundering Laws.

(47)

OFAC. No Purchased Asset is subject to nullification pursuant to Executive Order 13224, the regulations promulgated by OFAC (the “OFAC Regulations”) or the regulations promulgated by any Foreign Sanctions Authority, or in violation of Executive Order 13224, the OFAC Regulations or the regulations promulgated by any Foreign Sanctions Authority, and no Mortgagor is subject to the provisions of Executive Order 13224, the OFAC Regulations or the regulations promulgated by any Foreign Sanctions Authority nor listed on any Foreign Sanctions List or as a “blocked person” for purposes of the OFAC Regulations.

Exhibit III-21

(48)

Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on (x) in the case of any U.S. Purchased Asset and GBP Purchased Asset, LIBOR, as applicable, plus a margin (which interest rate may be subject to a minimum or “floor” rate) and (y) in the case of any EUR Purchased Asset, EURIBOR, plus a margin (which interest rate may be subject to a minimum or “floor” rate).

Exhibit III-22

EXHIBIT III-2

REPRESENTATIONS AND WARRANTIES

REGARDING EACH PURCHASED ASSET THAT IS A MEZZANINE LOAN

With respect to each Purchased Asset that is a Mezzanine Loan and the related Mortgaged Property or Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto.

(1)

The representations and warranties set forth in Exhibit III-1 regarding Mortgage Loans shall be deemed incorporated herein in respect of each underlying Mortgage Loan and the related Mortgaged Property and Mortgagor related to the Purchased Asset; provided that if such representation is duplicative of any specific representation regarding the underlying Mortgage Loan, underlying Mortgaged Property or the Mortgagor, the representation hereunder shall control.

(2)	The Mezzanine Loan is a mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor on the underlying Mortgage Loan that owns income producing commercial real estate.

(3)

Whole Loan; Ownership of Purchased Assets. At the time of the sale, transfer and assignment to Buyer, no Mezzanine Note was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset, but subject to any related intercreditor agreement provided to Buyer prior to the Purchase Date. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset, but subject to any related intercreditor agreement provided to Buyer prior to the Purchase Date.

(4)

Loan Document Status. Each related Mezzanine Note, Mezzanine Pledge Agreement, guaranty and other agreement executed by or on behalf of the Mezzanine Borrower, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the Mezzanine Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding

Exhibit III-23

in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the lender’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to Mezzanine Borrower with respect to any of the related Mezzanine Notes or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the lender the principal benefits intended to be provided by the Mezzanine Note, or other Purchased Asset Documents.

(5)

Purchased Asset Document Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Capital Stock of the principal benefits of the security intended to be provided thereby, including realization by foreclosure subject to the limitations set forth in the Standard Qualifications.

(6)

Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset for which the underlying Mortgage Loan is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator.

(7)

Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mezzanine Note, guaranty, Mezzanine Pledge Agreement and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on the Purchased Asset, (b) no related Capital Stock or any portion thereof has been released from the lien of the related Mezzanine Pledge Agreement in any manner which materially interferes with the security intended to be provided by such Mezzanine Pledge Agreement, and (c) neither Mezzanine Borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

(8)

Lien. Any security agreement, Mezzanine Pledge Agreement or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications.

Exhibit III-24

(9)

Permitted Liens; Title Insurance. Seller’s security interest in the collateral for the Mezzanine Loan is covered by a Title Policy in the original principal amount of such Purchased Asset after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the Mezzanine Loan the first priority lien on the collateral for the Mezzanine Loan, which lien is subject only to the liens created by the Purchased Asset Documents. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(10)

UCC Filings. Seller has filed or caused to be filed and (or, if not filed, have been submitted in proper form for filing), UCC-1 financing statements in the appropriate public filing offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of personal property owned by Mezzanine Borrower, to the extent perfection may be effected pursuant to applicable law by filing. Subject to the Standard Qualifications, each related Mezzanine Pledge Agreement (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements are required in order to effect such perfection. Each UCC-1 financing statement, if any, filed with respect to personal property owned by such Mezzanine Borrower and each UCC-2 or UCC-3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

(11)

Actions Concerning Purchased Asset. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mezzanine Borrower, guarantor or Mortgagor, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mezzanine Borrower’s ownership of the Capital Stock in Mortgagor, (b) the validity or enforceability of the Purchased Asset Documents, (c) such Mezzanine Borrower’s or Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset.

(12)

Escrow Deposits. As of the Purchase Date, all escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Purchased Asset Documents as to disbursements of any

Exhibit III-25

funds escrowed, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

(13)

No Holdbacks. The principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and, except for Future Funding Assets, there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdbacks), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

(14)

Insurance. The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the underlying Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related underlying Mortgage Loan, the mortgage lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of the underlying Mortgage Loan together with any accrued interest thereon, with any excess applied to the existing outstanding principal balance of the Mezzanine Loan.

All

premiums on all insurance policies referred to in this Paragraph (14) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the underlying Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums and other related expenses, including reasonable attorney’s fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(15)

No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that a Purchased Asset may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated Repayment Date) or an equity participation by Seller.

Exhibit III-26

(16)

Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(17)

Authorized to do Business. To Seller’s knowledge, and to the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mezzanine Note, each holder of the Mezzanine Note was authorized to transact and do business in the jurisdiction in which the underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

(18)

Compliance With Laws. The Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan. The terms of the Purchased Asset Documents require Mezzanine Borrower and the underlying Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(19)

Licenses and Permits. The Purchased Asset Documents require that Mezzanine Borrower shall cause each underlying Mortgagor to keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the underlying Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related underlying Mortgagor to be qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located and for Mezzanine Borrower, the underlying Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(20)

Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that: (a) Mezzanine Borrower and a guarantor (which is a natural person or persons, or an entity distinct from Mezzanine Borrower (but may be affiliated with Mezzanine Borrower) that has assets other than equity in the underlying Mortgagor that are not de minimis) shall be fully liable for losses, liabilities, costs and damages arising from certain acts of Mezzanine Borrower and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the underlying Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Purchased Asset Documents, and (b) the Purchased Asset shall become full recourse to Mezzanine Borrower and a guarantor (which is a natural person or persons, or an entity distinct from Mezzanine Borrower (but may be

Exhibit III-27

affiliated with Mezzanine Borrower) that has assets other than equity in the underlying Mortgagor that are not de minimis), upon any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed or consented to by Mezzanine Borrower, (ii) Mezzanine Borrower and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to Mezzanine Borrower or (iii) upon the transfer of the equity interests in the underlying Mortgagor made in violation of the Purchased Asset Documents.

(21)

Collateral Release. The terms of the related Mezzanine Pledge Agreement or related Purchased Asset Documents do not provide for release of any material portion of the collateral securing the Mezzanine Loan from the lien of the Mezzanine Pledge Agreement except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the collateral securing the Mezzanine Loan and (ii) the outstanding principal balance of the Purchased Asset, or (b) upon payment in full of such Purchased Asset.

(22)

Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require Mezzanine Borrower to provide the mezzanine lender with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one underlying Mortgagor or more than one Mezzanine Borrower are in the form of an annual combined balance sheet, as applicable, of the Mezzanine Borrower entities and the underlying Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the underlying Mortgaged Properties on a combined basis.

(23)

Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively, the “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mezzanine lender from requiring coverage for Acts of Terrorism, as defined in the TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is

Exhibit III-28

commercially available, the underlying Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the underlying Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(24)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the mezzanine lender (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the collateral for the Mezzanine Loan, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related underlying Mortgaged Property or equity interest of greater than 50% in the related underlying Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of Mezzanine Borrower or the related underlying Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the underlying Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of Paragraph (21) herein, or (vii) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related underlying Mortgaged Property, other than any Permitted Encumbrances, or the collateral for the Mezzanine Loan is encumbered with a subordinate lien or security interest against such collateral, other than any liens granted pursuant to the Purchased Asset Documents. The Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mezzanine Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mezzanine lender relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

Exhibit III-29

(25)

Single-Purpose Entity. Each Purchased Asset requires Mezzanine Borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of Mezzanine Borrower with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million or more provide that Mezzanine Borrower is a Single-Purpose Entity, and each Purchased Asset with a principal amount on the Purchase Date of $40 million or more has a counsel’s opinion regarding non-consolidation of Mezzanine Borrower. For purposes of this Paragraph (25), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning the Capital Stock of the underlying Mortgagor securing the Purchased Assets and prohibit it from engaging in any business unrelated to owning such Capital Stock, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in the underlying Mortgagor, or any indebtedness other than as permitted by the related Mezzanine Pledge Agreement or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(26)

Ground Leases. With respect to any Purchased Asset where the underlying Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related underlying Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)

(i) the Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; (ii) the Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage and (iii) no material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

(b)

the lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified in any material respect, or canceled or terminated, without the prior written consent of the mezzanine lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to mezzanine lender and (ii) such default is curable by mezzanine lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

Exhibit III-30

(c)

the Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the underlying Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)

the Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the underlying Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject;

(e)

the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)

Seller has not received any written notice of material default under or notice of termination of such Ground Lease and, to Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect;

(g)

the Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

a lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

Exhibit III-31

(j)

under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related underlying Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (26)(k) below) will be applied either to the repair or to restoration of all or part of the related underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it or the ground lessor having the right to hold and disburse such proceeds as repair or restoration progresses, or, to the payment of the outstanding principal balance of the underlying Mortgage Loan, together with any accrued interest, with excess, if any, applied to the Mezzanine Loan;

(k)

in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related underlying Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related underlying Mortgaged Property to the extent not applied to restoration, will be applied first, pro rata, to the payment of the outstanding principal balance of the underlying Mortgage Loan and the Purchased Asset, together with any accrued interest; and

(l)

provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to mezzanine lender (or, in the alternative, mortgage lender has agreed to send such notice to mezzanine lender pursuant to the related intercreditor agreement) and (iv) it would accept cure from mezzanine lender on behalf of the ground lessee (or, in the alternative, mortgage lender has agreed to tender such cure on behalf of mezzanine lender pursuant to the related intercreditor agreement).

(27)

Servicing. The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(28)

Origination and Underwriting. The origination practices of Seller (or to Seller’s knowledge, the related originator if Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local laws and regulations relating to the origination

Exhibit III-32

of such Purchased Asset. At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

(29)

Rent Rolls; Operating Histories. Seller has obtained a rent roll (other than with respect to hospitality properties) certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each underlying Mortgaged Property certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the underlying Mortgaged Property was owned, operated or constructed by the underlying Mortgagor or an affiliate for less than three years then for such shorter period of time.

(30)

No Material Default; Payment Record. As of the Purchase Date, no Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchased Date, no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments. As of the Purchase Date, to Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset or the collateral for the Mezzanine Loan, or the value, use or operation of the underlying Mortgaged Property, provided, however, that this Paragraph (30) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

(31)

Bankruptcy. As of the date of origination of the related Purchased Asset and to Seller’s knowledge as of the Purchase Date, no Mezzanine Borrower, guarantor or issuer is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(32)

Organization of Mezzanine Borrower. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of Mezzanine Borrower delivered by Mezzanine Borrower in connection with the origination of such Purchased Asset, Mezzanine Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

Exhibit III-33

Seller has obtained an organizational chart or other description of each Mezzanine Borrower which identifies all beneficial controlling owners of the Mezzanine Borrower (i.e., managing members, general partners or similar controlling person for such Mezzanine Borrower) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (the “Major Sponsors”). Seller (a) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clauses (a) and (b) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(33)

Environmental Conditions. In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance has been issued by the issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related underlying Mortgaged Property, the related underlying Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) an underlying Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

Exhibit III-34

(34)

Lease Estoppels. With respect to each Purchased Asset for which the underlying Mortgage Loan is secured by retail, office or industrial properties, Seller requested the related underlying Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date. With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s knowledge, as of the Purchase Date (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the underlying Mortgaged Property related to the Purchased Asset that is represented as of the origination date. To Seller’s knowledge, as of the Purchase Date (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the underlying Mortgaged Property either by the lessee thereunder or by the related underlying Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(35)

Appraisal. The Purchased Asset File contains an appraisal of the related underlying Mortgaged Property with an appraisal date within six months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the underlying Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

(36)

Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchased Date and contains all information required by the Repurchase Agreement to be contained therein.

(37)	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other loan, other than the related Mortgage Loan.

Exhibit III-35

(38)

Advance of Funds by Seller. After origination, as of the Purchase Date, no advance of funds has been made by Seller to Mezzanine Borrower other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than Mezzanine Borrower or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mezzanine Borrower under a Purchased Asset, other than contributions made on or prior to the date hereof.

(39)

Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with the Prescribed Laws. Seller has established an anti-money laundering compliance program as required by the Prescribed Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Prescribed Laws, including with respect to the legitimacy of the applicable Mezzanine Borrower and the origin of the assets used by said Mezzanine Borrower to acquire the Capital Stock, and maintains, and will maintain, sufficient information to identify the applicable Mezzanine Borrower for purposes of the Prescribed Laws.

(40)

OFAC. (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mezzanine Borrower is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

(41)	Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(42)

Other than consents and approvals obtained as of the Purchase Date or those already granted in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

(43)

The related Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related Capital Stock, or (ii) any direct or indirect interest in Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.

Exhibit III-36

(44)

Pursuant to the terms of the related Purchased Asset Documents: (a) no material terms of any related underlying Mortgage Loan may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action in furtherance of an Act of Insolvency may be taken by the Mortgagor with respect to the underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; and (c) the holder of the Mezzanine Loan’s consent is required prior to the Mortgagor incurring any additional indebtedness.

(45)

Article 8 Opt-In. The LLC Certificate of the issuer of the Capital Stock securing the Purchased Asset constitutes a “security” within the meaning of Article 8 of the UCC, and no amendment of the issuer’s operating agreement that amends the opt-in may be effected without the consent of the holder of the Mezzanine Loan.

Exhibit III-37

EXHIBIT IV

FORM OF BAILEE AGREEMENT

[SELLER’S NAME AND ADDRESS]

                              , 20

[                    ]

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the sale of [ ] by [SELLER] (“Seller”) to Morgan Stanley Bank, N.A., as buyer (together with its permitted successors and assigns, “Buyer”)

Ladies and Gentlemen:

In consideration of the mutual premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [                ] (“Bailee”) hereby agree as follows:

1. Seller shall deliver to Bailee in connection with any Purchased Assets delivered to Bailee hereunder a Purchased Asset File Checklist to which shall be attached a Purchased Asset Schedule identifying the Purchased Assets that are being delivered to Bailee hereunder.

2. On or prior to the date indicated on the Purchased Asset File Checklist (the “Purchase Date”), Seller shall have delivered to Bailee, as bailee for hire, the Purchased Asset File for each of the Purchased Assets listed in the Purchased Asset Schedule attached to such Purchased Asset File Checklist.

3. Bailee shall issue and deliver to Buyer (as defined in Section 5 below) on or prior to the Purchase Date by facsimile or other electronic transmission an initial trust receipt and certification in the form of Attachment 1 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Asset File as set forth in the Purchased Asset File Checklist, in addition to such other documents required to be delivered to Buyer pursuant to the Second Amended and Restated Master Repurchase and Securities Contract Agreement dated as of [    ], 2019, among Seller and Buyer (the “Repurchase Agreement”).

4. On the applicable Purchase Date, in the event that Buyer fails to purchase any New Asset from Seller that is identified in the related Purchased Asset File Checklist, Buyer shall deliver by facsimile or other electronic transmission to Bailee at [                ] to the attention of [                ], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Facsimile Authorization, Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

Exhibit IV

5. Following the Purchase Date, Bailee shall forward the Purchased Asset Files to Wells Fargo Bank, N.A. (“Custodian”) by insured overnight courier for receipt by Custodian no later than 2:00 p.m. on the third (3rd) (or, in the case of a Foreign Purchased Asset, the seventh (7th)) Business Day following the applicable Purchase Date (the “Delivery Date”).

6. From and after the applicable Purchase Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Asset Loans as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

7. Seller agrees to indemnify and hold Bailee and its partners, directors, officers, agents and employees harmless against any and all third party liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Seller) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.

8. In the event that Bailee fails to deliver a Mortgage Note, Mezzanine Note, LLC Certificate or Participation Certificate, as applicable, or other material portion of a Purchased Asset File that was in its possession to Custodian within three (3) Business Days following the applicable Purchase Date, the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

9. Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed loan.

10. This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

11. This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Buyer.

12. For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

Exhibit IV-2

13. This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

Exhibit IV-3

Very truly yours,

[SELLER]
a Delaware limited liability company, Seller

By:
Name:
Title:]

ACCEPTED AND AGREED:

[ ], Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

MORGAN STANLEY BANK, N.A.,
a national banking association, Buyer

By:
Name:
Title:

Exhibit IV-4

ATTACHMENT 1 TO BAILEE AGREEMENT

FORM OF BAILEE’S TRUST RECEIPT

_____________, 20__

Morgan Stanley Bank, N.A.

1585 Broadway, 2nd Floor

New York, New York 10036

Attention: Geoffrey Kott & Anthony Preisano

Re: Bailee Agreement, dated [    ], 20[    ] (the “Bailee Agreement”) among [SELLER] ( “Seller”), Morgan Stanley Bank, N.A. (“Buyer”) and (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset(s) referred to therein, it has reviewed the Purchased Asset File(s) and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to the Purchased Asset(s).

Bailee hereby confirms that it is holding the Purchase Loan File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Bailee Agreement.

Bailee

By:
Name:
Title:

Exhibit IV 5

EXHIBIT V

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

[ATTACH]

Exhibit V

EXHIBIT VI

FORM OF UNDERTAKING LETTER

[Letterhead of Law Firm]

[DATE]

MORGAN STANLEY BANK, N.A.

[                 ]

[                 ]

[                 ]

(as Buyer under the MRSA)

Dear Sirs,

Reference is hereby made to the facility agreement made between, amongst others, (1) [•] as borrower; (2) [applicable Seller] as original lender and (2) [•] as agent (the “Agent”) (the “Facility Agreement”).

We have obtained instructions from the Agent on behalf of the Finance Parties (as defined in the Facility Agreement) to issue this undertaking.

We are holding the deeds and documents relating to the Facility Agreement set out in Schedule 1 to this letter (the “Documents”). We hereby undertake to hold all the Documents strictly to your order or as you direct at all times.

Yours faithfully,

[NAME OF LAW FIRM]

Exhibit VI

SCHEDULE 1

SCHEDULE OF DEEDS AND

DOCUMENTS RELATING TO

[NAME OF TRANSACTION]

Date	Document	Parties

Exhibit IV-2